EXECUTION COPY

Exhibit 10.1

UNIT PURCHASE AGREEMENT

by and between

Northwharf Nominees Limited,

DBD AWCC LLC,

the Management Investor Members Party Hereto,

35 Pratt Street, LLC

NGP Energy Technology Partners II, L.P.

as “Sellers”

and

C.C. Hinckley Company, LLC

as “Management Representative”

and

Hannon Armstrong Capital, LLC

Hannon Armstrong Sustainable Infrastructure Capital, Inc.

as “Purchasers”

Dated as of May 28, 2014

i

4.11	Material Contracts	27
4.12	Environmental Matters	29
4.13	Intellectual Property	29
4.14	Insurance	30
4.15	Real Property	30
4.16	Personal Property	30
4.17	Permits	30
4.18	Employee Benefit Plans	31
4.19	Labor Relations	31
4.20	Transaction With Affiliates	31
4.21	Assets	32
4.22	Brokers	32
4.23	No Asset Transfers	32
4.24	Project Model	32
4.25	Historic Payment Spreadsheet	32
4.26	Disclosure	32
4.27	Operating Wind Projects	32

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS		33

5.1	Corporate Existence	33
5.2	Authority	33
5.3	No Conflicts	33
5.4	Legal Proceedings	33
5.5	Governmental Approvals and Filings	34
5.6	Compliance with Laws	34
5.7	Brokers	34
5.8	Opportunity for Independent Investigation	34
5.9	Acquisition as Investment	34
5.10	Financial Resources	34

ARTICLE VI. COVENANTS		35

6.1	Tax Matters	35
6.2	Employees	39
6.3	Amendment of Charter Documents; Indemnification of Managers and Officers	39
6.4	Books and Records	40
6.5	Further Assurances	40
6.6	Confidentiality	40
6.7	Knowledgeable Purchasers and Disclaimers	41
6.8	Tax Dispute	42
6.9	Payment to Sellers Escrow Account	42

ARTICLE VII. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS AND INDEMNIFICATION		42

7.1	Survival Representations, Warranties and Covenants	42
7.2	Indemnification	42
7.3	Escrow Amount	47

ARTICLE VIII. MISCELLANEOUS		48

8.1	Notices	48
8.2	Entire Agreement	50
8.3	Expenses	50
8.4	Public Announcements	50
8.5	Waiver	50
8.6	Amendment	50
8.7	No Third Party Beneficiary	51
8.8	No Assignment; Binding Effect	51
8.9	Headings	51
8.10	Invalid Provisions	51
8.11	Governing Law	51
8.12	Jurisdiction and Venue	51
8.13	Waiver Of Jury Trial	51
8.14	Specific Performance	52
8.15	Counterparts	52
8.16	Time of Essence	52

EXHIBITS

Exhibit A –	Purchased Units and Shares; Sellers’ Percentage Share
Exhibit B –	Capitalization Table
Exhibit C –	Allocation
Exhibit D –	Form of Estoppel Certificate
Exhibit E –	Form of Escrow Agreement

SCHEDULES

Schedule 1.1(a)	—	Material Tenant Projects
Schedule 1.1(b)	—	Other Tenant Projects
Schedule 1.1(c)	—	Major Company Real Property
Schedule 1.1(d)	—	Permitted Liens
Schedule 2.2	—	Estimated Closing Statement
Schedule 2.4(f)	—	Surveys
Schedule 2.4(i)	—	Phase I Environmental Reports
Schedule 3.3	—	Blocker Corp Capitalization
Schedule 3.5(b)	—	Blocker Corp Rights or Obligations
Schedule 3.5(c)	—	Blocker Corp Equity Interests
Schedule 3.5(e)	—	Blocker Seller Ownership Interests

Schedule 3.6	—	Transactions with Affiliates
Schedule 4.2	—	Legal Proceedings
Schedule 4.5(b)	—	Subsidiaries
Schedule 4.7(c)	—	Financial Statements
Schedule 4.8	—	Undisclosed Liabilities
Schedule 4.10	—	Taxes
Schedule 4.11(a)	—	Material Contracts
Schedule 4.11(b)	—	Exceptions to Material Contracts
Schedule 4.13	—	Intellectual Property
Schedule 4.14	—	Insurance
Schedule 4.15	—	Company Real Property
Schedule 4.17	—	Permits
Schedule 4.18	—	Employee Benefit Plans
Schedule 4.19	—	Labor Relations
Schedule 4.20	—	Transactions with Affiliates
Schedule 4.23	—	Asset Transfers
Schedule 4.27	—	Operating Wind Project Liabilities
Schedule 6.3(b)	—	Director and Officers’ Liability Insurance
Schedule 6.8	—	Tax Dispute

UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement (this “Agreement”) dated as of May 28, 2014, is made and entered into by and between Hannon Armstrong Capital, LLC, a Maryland limited liability company (“HA Capital”), Hannon Armstrong Sustainable Infrastructure Capital, Inc. a Maryland corporation (“HASI”, and together with HA Capital, the “Purchasers”, and individually, each a “Purchaser”), and Northwharf Nominees Limited, an English limited liability company (“Barclays Member”), DBD AWCC LLC, a Delaware limited liability company (“Fortress Member”), the management investor members party hereto (the “Management Investor Members”, and together with the Barclays Member and the Fortress Member, the “Class A Sellers”), NGP Energy Technology Partners II, L.P. (the “Blocker Seller”) and 35 Pratt Street, LLC (the “Management Team Member” or “Class B Seller”, and together with the Class A Sellers and the Blocker Seller, the “Sellers”), C.C. Hinckley Company, LLC, in its capacity as Management Representative and a Principal Seller, the Barclays Member, in its capacity as a Principal Seller, the Fortress Member, in its capacity as a Principal Seller, and the Blocker Seller, in its capacity as a Principal Seller.

RECITALS

WHEREAS, the Class A Sellers own all of the issued and outstanding Class A Units (other than the Class A Units held directly by ETP AWC Holding Inc., a Delaware corporation (the “Blocker Corp”)). The Class B Seller owns all of the issued and outstanding Class B Units (together with the Class A Units owned by the Class A Sellers, the “Purchased Units”) of American Wind Capital Company, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Blocker Seller is the record and beneficial owner of all of the issued and outstanding shares of common stock (such shares of common stock, the “Shares”) of the Blocker Corp;

WHEREAS, the Purchased Units represent all of the issued and outstanding membership units of the Company (other than the membership units of the Company held by the Blocker Corp), and the Shares represent all of the issued and outstanding equity interests of the Blocker Corp; and

WHEREAS, the Class A Sellers and the Class B Seller desire to sell to HA Capital, and HA Capital desires to purchase from the Class A Sellers and the Class B Seller all of the Purchased Units and the Blocker Seller desires to sell to HASI and HASI desires to purchase from the Blocker Seller all of the Shares, on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following defined terms have the meanings set forth below:

“Additional Escrow Amounts” means the additional escrow amounts (other than the Indemnity Escrow) as set forth in Schedule 6.8.

“Adjustment Amount” has the meaning set forth in Section 2.6(c).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning set forth in the introduction to this Agreement.

“Allocation” has the meaning set forth in Section 2.7(b).

“Auditor” has the meaning set forth in Section 2.6(b).

“Barclays Member” has the meaning set forth in the introduction to this Agreement.

“Base Purchase Price” has the meaning set forth in Section 2.2.

“Blocker Corp” has the meaning set forth in the Recitals.

“Blocker Corp Class A Units” means the Class A Units held directly by Blocker Corp.

“Blocker Seller” has the meaning set forth in the Recitals.

“Blocker Seller-Prepared Tax Returns” has the meaning set forth in Section 6.1(b)(iv)(2).

“Blocker Tax Proceedings” has the meaning set forth in Section 6.1(c)(i).

“Business Day” means a day other than a Saturday, a Sunday or a day on which commercial banking institutions in New York, New York are authorized or obligated by Law to be closed.

“CIT Loan” means (i) the loans made pursuant to the CIT Loan Documents, plus (ii) all obligations under any interest rate hedge agreements, swap agreements or similar instruments issued or entered into in connection with the CIT Loan Documents.

“CIT Loan Documents” means the “Loan Documents,” as such term is defined in that certain Credit Agreement, dated as of August 29, 2013, by and among AWCC Holdings, LLC,

CIT Finance LLC, Investec Bank PLC, the guarantors party thereto and the lenders named therein, including, without limitation, any interest rate hedge agreements and swap agreements that exist respecting such Loan Documents or the CIT Loan.

“Claim” means any demand, claim, action, investigation, legal proceeding or arbitration.

“Claim Certificate” has the meaning set forth in Section 7.2(d)(iv).

“Class A Sellers” has the meaning set forth in the introduction to this Agreement.

“Class A Units” means the “Class A Units,” as such term is defined in the Company Operating Agreement.

“Class B Seller” has the meaning set forth in the introduction to this Agreement.

“Class B Units” means the “Class B Units,” as such term is defined in the Company Operating Agreement.

“Closing” means the closing of the transactions contemplated by Section 2.4.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Company Indebtedness” has the meaning set forth in Section 2.6(a).

“Closing Net Working Capital” has the meaning set forth in Section 2.6(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introduction to this Agreement.

“Company Benefit Plan” means any material “employee benefit plan”, as defined in Section 3(3) of ERISA, which covers any current or former director, officer, employee or consultant of the Company or any Subsidiary and is sponsored, maintained, contributed to or required to be contributed to by the Company, any Subsidiary or their ERISA Affiliates.

“Company Indebtedness” means the aggregate Indebtedness of the Company and the Subsidiaries, exclusive of the CIT Loan; provided, however, that for the avoidance of doubt, Company Indebtedness shall not include any item included in determining Net Working Capital.

“Company Operating Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 2, 2011 by and among the members party thereto.

“Company Real Property” has the meaning set forth in Section 4.15.

“Company Real Property Lease Transaction” shall mean a transaction in which a Tenant Project is operating or under construction on (i) Company Real Property or (ii) real property subject to a ground lease under which a Subsidiary is the lessee (such as the lease from Lobo Partners, LLC to AG Land Property Management I, LLC relating to the Red Mesa Project), and with respect to such property or leasehold estate a long-term lease payment stream is in place from an owner of a Tenant Project.

“Confidentiality Agreement” has the meaning set forth in Section 6.6.

“Contract” means any written agreement, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other legally binding arrangement.

“Determination Date” has the meaning set forth in Section 2.6(b).

“Environmental Law” means any Law concerning pollution or protection of the environment, natural resources or exposure to Hazardous Material, including those Laws relating to the presence, use, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means the account governed by the Escrow Agreement.

“Escrow Agent” means The Bank of New York Mellon.

“Escrow Agreement” means that certain Escrow Agreement by and between the Principal Sellers, the Purchasers and the Escrow Agent, dated as of the date hereof, in the form attached hereto as Exhibit E.

“Estimated Closing Company Indebtedness” has the meaning set forth in Section 2.2.

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.2.

“Estimated Closing Statement” has the meaning set forth in Section 2.2.

“Estimated Purchase Price” means the Base Purchase Price (i) plus the Estimated Closing Net Working Capital (which, if a negative amount, shall reduce the Base Purchase Price) and (ii) minus the Estimated Closing Company Indebtedness.

“Estimated NWC Cap” has the meaning set forth in Section 2.2.

“Existing Title Policy” means, with respect to any Non-Material Real Property Asset, the existing title insurance policy for such Non-Material Real Property Asset issued to one or more Sellers as the “insured” and delivered by Sellers to Purchasers on or immediately prior to the date hereof.

“Expert Firm” has the meaning set forth in Section 6.1(b)(v).

“Federal Power Act” means the Federal Power Act, as amended, and FERC’s implementing regulations related thereto.

“Fee Property” shall mean the real property that is owned in fee simple by the Company or a Subsidiary, including all real property owned in connection with a Company Real Property Lease Transaction in which the related Tenant Project is either operating or under construction and for which a long-term lease payment stream is in place.

“Financial Statements” has the meaning set forth in Section 4.7.

“FIRPTA Affidavit” has the meaning set forth in Section 2.4(e).

“FIRPTA Withholding Tax” means the withholding tax imposed on purchasers of certain real property interests pursuant to Code Section 1445.

“Foreign Partner Withholding Tax” has the meaning set forth in Section 4.10(h).

“Fortress Member” has the meaning set forth in the introduction to this Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement, consistently applied throughout the specified period.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or similar governing entity.

“HA Capital” has the meaning set forth in the Recitals.

“HASI” has the meaning set forth in the Recitals.

“Hazardous Material” means any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos, asbestos containing materials, polychlorinated biphenyls, and any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law.

“Historic Payment Spreadsheet” means that certain spreadsheet entitled “AWCC Monthly Actuals by deal – Inception to 12-31-2013”” and delivered to Purchasers on February 28, 2014.

“Indebtedness” means, with respect to any Person as of any date, without duplication, (i) the outstanding principal amount all indebtedness of such Person for borrowed money, whether evidenced by bonds, debentures, notes or other similar instruments, (ii) all reimbursement obligations of such Person under letters of credit to the extent such letters of credit have been drawn, (iii) all liabilities (as such term is defined by GAAP) which are not included in the Net Working Capital calculation and (iv) all liabilities of such Person for guarantees of another Person in respect of liabilities set forth in the foregoing clauses, in each case with respect to clauses (i) through (iv), as calculated in accordance with GAAP; provided, however, that the “Indebtedness” of the Company or any Subsidiary as of the Closing Date shall not be deemed to include the CIT Loan which will be paid in full with the proceeds of the

Estimated Purchase Price paid at Closing. For the avoidance of doubt, obligations under the Project Contracts which are not attributable to periods prior to Closing shall not be considered “Indebtedness”.

“Indemnification Escrow Amount” means ten percent (10%) of the Estimated Purchase Price.

“Indemnified Party” has the meaning set forth in Section 7.2(d)(iv).

“Indemnifying Party” has the meaning set forth in Section 7.2(d)(vi).

“Intellectual Property” has the meaning set forth in Section 4.13.

“Knowledge” means the actual knowledge (as opposed to any constructive, imputed or similar concept of knowledge) of Charles C. Hinckley, Andrew Hinckley, Matthew Brady, Charlie Aldridge, John Bauer and Sharon Rocchetti, after due inquiry, with the understanding that Matthew Brady, an attorney, and John Bauer, an accountant, are not employees of the Company and do not work full-time on Company matters.

“Latest Balance Sheet” has the meaning set forth in Section 4.7(b).

“Laws” means all laws, statutes, rules, regulations, ordinances, common law, judgments, decrees, orders or any requirements of any Governmental Authority, each as the foregoing may be amended or supplemented from time to time.

“Liability Cap” has the meaning set forth in Section 7.2(d)(iv).

“Liens” means any mortgage, pledge, claim, assessment, security interest, lien, levy, charge, restriction on transfer or other encumbrance of any kind.

“Loss” or “Losses” shall mean any and all liabilities, judgments, Claims, penalties, fines, losses, damages (other than consequential or incidental damages) and reasonable costs and expenses, including but not limited to, attorneys’ fees and accounting fees and related disbursements.

“Major Company Real Property” means all Fee Property held by the Company and the Subsidiaries at the projects listed on Schedule 1.1(c).

“Management Investor Members” has the meaning set forth in the introduction to this Agreement.

“Management Representative” has the meaning set forth in Section 2.8.

“Management Representative Expenses” has the meaning set forth in Section 2.9(c).

“Management Team Member” has the meaning set forth in the introduction to this Agreement.

“Marathon” has the meaning set forth in Section 3.4.

“Material Adverse Effect” means any change or changes after the date of this Agreement that is, or in the aggregate are, materially adverse to the business, results of operations or financial condition of the Company and the Subsidiaries, taken as a whole, or that is reasonably likely to materially and negatively impact the ability of Purchasers to receive the unencumbered marketable title to the Shares or Purchased Units or on Purchasers’ ability to operate the Company and its Subsidiaries, taken as a whole, other than (i) any change in conditions affecting any of the industries or markets in which the Company and the Subsidiaries operate, including the commercial real estate industry, the renewable power generation industry, or the United States economy generally; (ii) any change resulting from acts of terrorism, acts of war or the escalation of hostilities; (iii) any change in interest rates or financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) any change in GAAP; (v) any change in any Law after Closing; (vi) any action taken by a party hereto in accordance with this Agreement; (vii) the ability of the Purchasers to perform its obligations under this Agreement; and (viii) any existing event, occurrence, or circumstance with respect to which any Purchaser has knowledge as of the date hereof. The completion of the transactions contemplated by this Agreement shall not be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.

“Material Contracts” has the meaning set forth in Section 4.11(a).

“Material Royalty Project Lease Agreement” means, in connection with a Royalty Acquisition Transaction, any lease, easement, landowner agreement or such other analogous contract or instrument entered into between an owner of a Material Tenant Project and a landowner.

“Material Tenant Project” means each Tenant Project listed in Schedule 1.1(a).

“Material Tenant Title Policy” means, with respect to the Material Tenant Projects (other than for the Cedar Creek 2 Project (Colorado Cattle Company LLC) and Shiloh 2 Project (Vacuum Process Products/Currie Road LLC) referenced in Schedule 1.1 (a)), an ALTA extended coverage owner’s or leasehold policy (or irrevocable commitment to issue such policy), as applicable, of title insurance containing only those exceptions approved by Purchasers (other than Permitted Liens included in such title policy which shall be deemed approved by Purchasers) and containing such endorsements as Purchasers may reasonably request and as are available in the state in which the applicable Material Tenant Projects are located at reasonable rates, and in such amounts as are consistent with the Allocation for each applicable Material Tenant Project, which shall be purchased at the expense of Sellers.

“Net Working Capital” means the amount equal to (i) the current assets of the Company and its direct and indirect Subsidiaries, including amounts on deposit in Company or Subsidiary accounts on a consolidated basis as at the Closing Date (but excluding the Prepaid Disputed Taxes), less (ii) the current liabilities of the Company and its direct and indirect Subsidiaries on a consolidated basis as at the Closing Date (exclusive of the CIT Loan, which shall be paid at or immediately after Closing), determined consistently with GAAP but excluding any deferred Tax assets and deferred Tax liabilities established to reflect timing differences, and for the avoidance of doubt, shall not include Indebtedness. Current liabilities should reflect all amounts owed by the Company, including those being contested in good faith that give rise to a Permitted Lien.

“Non-Material Real Property Assets” means any real property asset owned or leased by the Company or any of its Subsidiaries other than the real property assets relating to the Material Tenant Projects or Other Tenant Projects.

“Objection Notice” has the meaning set forth in Section 2.6(b).

“ON Wind Transaction Documents” means, collectively, the Secured Promissory Note and the Pledge Agreement (as such terms are defined in that certain Purchase and Sale Agreement, dated May 21, 2014, by and between AWCC Wind Equity, LLC, a Delaware limited liability company, and ON Wind Holding, LLC, a Delaware limited liability company).

“Operating Wind Project Liabilities” means the ongoing indemnification obligations (or any guarantee thereof) and liabilities of any kind of the Company or any Subsidiary arising under the contracts for sale of the Grant County and On Wind projects as described in Schedule 4.27.

“Other Related Material Documents” means, (a) with respect to any Royalty Acquisition Transaction, each co-tenancy agreement, easement agreement, profit-sharing agreement and other material agreement executed between a landowner and a Subsidiary in connection with any Royalty Acquisition Agreement and the transactions related thereto, and (b) with respect to any Company Real Property Lease Transaction, each easement agreement, profit sharing agreement and other material agreement executed between an owner of a Tenant Project and a Subsidiary in connection with any Project Lease Agreement and the transactions related thereto.

“Other Tenant Projects” means each Tenant Project listed on Schedule 1.1(b).

“Other Tenant Title Policy” means, with respect to the Other Tenant Projects (and the Cedar Creek 2 Project (Colorado Cattle Company LLC) and Shiloh 2 Project (Vacuum Process Products/Currie Road LLC) referenced in Schedule 1.1(a)), an ALTA extended coverage owner’s or leasehold policy (or irrevocable commitment to issue such policy), as applicable, of title insurance in such amounts as are consistent with the Allocation for each applicable Other Tenant Project (or the Cedar Creek 2 Project (Colorado Cattle Company LLC) and Shiloh 2 Project (Vacuum Process Products/Currie Road LLC) referenced in Schedule 1.1(a)), which shall be purchased at the expense of Sellers.

“Parties” means the Purchasers, the Sellers and the Principal Sellers.

“Pass-through Tax Proceedings” has the meaning set forth in Section 6.1(c)(i).

“Pass-through Taxes” has the meaning set forth in Section 6.1(b)(i).

“Percentage Share” means with respect to each Seller, the percentage set forth opposite each Seller’s name on Exhibit A.

“Permitted Lien” means:

(a) Liens for Taxes that are being contested in good faith by appropriate proceedings for which a reserve has been established to the extent required by GAAP and that are listed on Schedule 1.1(d), or Liens for Taxes that are not yet due or delinquent;

(b) those options, prepayment rights, purchase rights, rights of first refusal and rights of first offer that are listed on

Schedule 1.1(d);

(c) all exceptions, restrictions, easements, charges, rights-of-way and nonmonetary encumbrances which are set forth in any permits, licenses, governmental authorizations, registrations or approvals (excepting those arising from breaches or violations of the same) and which are either set forth as exception in a preliminary title report, a title commitment or title policy for a Project or are set forth on Schedule 1.1(d);

(d) inchoate mechanics’, materialmen’s, carriers’, workers’, repairers’, landlord’s, warehousemen and other similar Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no material default on the part of the Company or any Subsidiary or the validity of which are being contested in good faith by appropriate proceedings; (provided that any such payments in dispute for periods prior to the Closing are included in Net Working Capital or set forth in Schedule 1.1(d));

(e) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations as disclosed in Schedule 1.1(d);

(f) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Company or the Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements;

(g) purchase money security interests in respect of personal property arising or incurred in the ordinary course of business and any Liens accounted for as capitalized leases disclosed in Schedule 1.1(d);

(h) easements, rights-of-way, restrictions, encroachments, and other defects or irregularities in title, in each case which will not interfere with the operations on the property in a manner that is likely to adversely (or in the case of property that is not related to Material Tenant Projects or Other Tenant Projects, materially adversely) affect the use or value of the subject property or are approved by the Purchasers, including any zoning, conservation restrictions or similar law or right reserved to or vested in any Governmental Authority and, to the extent constituting Liens, any obligations or duties of any Person to any municipality or public authority with respect to any franchise, grant, license or permit provided by such municipality or public authority to such Person in furtherance of the ordinary course conduct of the business of such Person (excepting those arising from breaches or violations of the same);

(i) the terms and conditions of the Material Contracts, including rights of certain owners of Material Tenant Projects to require the Subsidiary that owns the related Fee Property to grant certain easements in connection with the construction and development of such Material Tenant Projects;

(j) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which reserves in accordance with GAAP or bonds have been provided or are fully covered by insurance which are disclosed on Schedule 1.1(d);

(k) Mortgage liens and Liens created by a contract for deed, in each case, on real property owned by a Person other than the Company or any Subsidiary, to the extent incurred by the applicable landowner so long as except as disclosed in Schedule 1.1(d) a recorded subordination, non-disturbance and attornment agreement exists for such Lien with respect to the applicable Material Royalty Project Lease Agreement or the applicable Project Lease Agreement;

(l) any Liens that are released or otherwise terminated on or, with regard to the CIT Loan Documents, immediately after, the Closing Date;

(m) all matters set forth on Schedule B to the Material Tenant Title Policies or the Other Tenant Title Policies;

(n) all matters set forth on Schedule B to the Existing Title Policies; and

(o) other Liens securing liabilities incurred in the ordinary course of business in an aggregate amount not to exceed $100,000 at any time outstanding, provided that any such amounts outstanding are included in Net Working Capital.

“Permits” has the meaning set forth in Section 4.17.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Prepaid Disputed Taxes” has the meaning set forth in Schedule 6.8.

“Principal Seller(s)” shall have the meaning set forth in Section 2.9.

“Project Contracts” means all Contracts described in clauses (a) through (d) below to which, as of the date of this Agreement, the Company or any of the Subsidiaries are a party:

(a) each Royalty Acquisition Agreement in respect of a Tenant Project;

(b) each Project Lease Agreement in respect of a Tenant Project;

(c) with respect to the Red Mesa Project, the ground lease from Lobo Partners, LLC to AG Land Property Management I, LLC; and

(d) each Other Related Material Documents in respect of a Tenant Project.

“Project Lease Agreement” means, in connection with each Company Real Property Lease Transaction, any lease, easement, landowner agreement, or such other analogous contract or instrument (including all amendments and modifications thereto) providing for, contemplating and/or governing the lease, use or other disposition of Company Real Property (or, with respect to real property subject to a ground lease under which a Subsidiary is the lessee, the related leasehold estate) by the owner of the Tenant Project in exchange for rent, royalty payments or other consideration.

“Project Model” shall mean the financial model for the Projects prepared by the Company and titled “AWCC Portfolio Model 2014-05-19.xlsx” “and delivered to Purchasers on May 19, 2014.

“Proposed Closing Statement” has the meaning set forth in Section 2.6(a).

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchased Units” has the meaning set forth in the Recitals.

“Purchasers” has the meaning set forth in the introduction to this Agreement.

“Purchasers-Prepared Blocker Tax Returns” has the meaning set forth in Section 6.1(b)(iv)(3).

“Purchasers-Prepared Tax Returns” has the meaning set forth in Section 6.1(b)(ii).

“Purchasers Indemnitees” has the meaning set forth in Section 7.2(b).

“Representatives” mean a Party’s officers, employees, counsel, accountants, financial advisors and consultants.

“Royalty Acquisition Agreement” means, in connection with each Royalty Acquisition Transaction, any royalty acquisition agreement, lease assignment agreement or similar agreement, any lease or such other similar agreement, loan agreement, promissory note, contract or instrument (including all amendments and modifications thereto) providing for, contemplating and/or governing the sale or other disposition or monetization by a landowner (and the purchase, acquisition and/or investment by a Subsidiary) of rent payments, royalty payments, easement payments or similar payments, or the payment by a landowner of amounts in respect of a loan made by a Subsidiary to a landowner intending to monetize such rent payments, royalty payments easement payments or similar payments, in each case related to one or more Tenant Projects.

“Royalty Acquisition Transaction” shall mean (i) a transaction in which a Subsidiary has purchased from a landowner a long-term royalty, lease or easement payment stream relating to royalty, lease or easement income from the related Tenant Project operating or under construction on the related landowner’s land, and (ii) any transaction similar to the transaction described in clause (i) that was structured as a loan or a membership interest purchase transaction by a Subsidiary to the related landowner to monetize a royalty, lease or easement payment stream.

“Schedules” mean the disclosure schedules prepared by the Company and attached to this Agreement.

“Schedules Supplement” has the meaning set forth in Section 6.1(a).

“Securities Act” has the meaning set forth in Section 5.9.

“Seller-Prepared Tax Returns” has the meaning set forth in Section 6.1(b)(ii).

“Seller Tax Claims” has the meaning set forth in Section 6.1(c).

“Sellers” has the meaning set forth in the Recitals.

“Sellers Escrow Account” means the account governed by the Sellers Escrow Agreement.

“Sellers Escrow Agreement” means that certain Escrow Agreement by and between the Principal Sellers, on behalf of the Sellers, and the Escrow Agent, dated on or about the date hereof.

“Sellers Related Documents” means, collectively, the Escrow Agreement, the Sellers Escrow Agreement, the ON Wind Transaction Documents and any other document or agreement relating to the transactions contemplated by this Agreement or the foregoing listed agreements.

“Shares” has the meaning set forth in the Recitals.

“Straddle Period” has the meaning set forth in Section 6.1(b)(ii).

“Subsidiaries” means, collectively, each of the direct and indirect subsidiaries of the Company, which are set forth on Schedule 4.5(b).

“Tax” means any federal, state, local or foreign taxes, and other assessments of a similar nature, together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto, in each case imposed by a Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum or estimated taxes.

“Tax Dispute Escrow Amount” has the meaning set forth in Schedule 6.8.

“Tax Return” means any return, declaration, report, statement or other document filed or required to be filed with a Governmental Authority in connection with the assessment or collection of any Tax, together with all any schedule or attachment thereto and any amendment thereof.

“Tenant Project” shall mean the applicable portion of any wind power or solar power project operated in connection with a Royalty Acquisition Transaction or a Company Real Property Lease Transaction, in which a Subsidiary has an ownership interest or is entitled to revenues pursuant to such Royalty Acquisition Transaction or a Company Real Property Lease Transaction.

“Third Party Claim” has the meaning set forth in Section 7.2(e)(i).

“Transfer Taxes” means all transfer, sales, use, value added, documentary and stamp Taxes, all conveyance fees and recording charges and all other similar Taxes (including any real property or leasehold interest transfer or gains Tax and any similar Tax), fees and charges (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement; provided, however, income, franchise and all other similar Taxes shall not be deemed to be Transfer Taxes.

1.2 Construction. All article, section, subsection, schedule and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The Schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, (a) the singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate, (b) the words “includes” or “including” shall mean “including without limitation,” (c) the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, (d) any reference to a Contract includes any amendments, supplements or modifications thereto, and (e) any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Currency amounts referenced herein, unless otherwise specified, are in United States Dollars. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II.

SALE OF PURCHASED UNITS AND SHARES; PURCHASE PRICE AND CLOSING

2.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the following order: (a) each Seller (other than the Blocker Seller) will sell, transfer, convey, assign and deliver to HA Capital, free and clear of all Liens, and HA Capital will purchase and accept, at the Closing, that number of Purchased Units owned by such Seller as set forth opposite such Seller’s name on Exhibit A and (b) the Blocker Seller will sell, transfer, convey, assign and deliver to HASI, free and clear of all Liens, and HASI will purchase and accept, at the Closing, all of the Shares owned by the Blocker Seller as set forth opposite the Blocker Seller’s name on Exhibit A, which Shares shall constitute all of the outstanding equity interests (and rights to acquire equity interests) of the Blocker Corp.

2.2 Purchase Price. The aggregate purchase price to be paid by the Purchasers to the Sellers for the Purchased Units and the Shares (the “Base Purchase Price”) shall be One Hundred Six Million Six Hundred Fifty Thousand Dollars ($106,650,000.00), and represents the enterprise value of the Company, assuming zero Net Working Capital and no Indebtedness. The Base Purchase price is subject to further adjustment pursuant to Section 2.6 (the Base Purchase Price as so adjusted is referred to as the “Purchase Price”). The Sellers shall have caused the Company to prepare in good faith and deliver to Purchasers on the Closing Date a statement (the

“Estimated Closing Statement”) set forth on Schedule 2.2 that sets forth the estimated Net Working Capital as of the Closing Date (“Estimated Closing Net Working Capital”), the estimated Company Indebtedness as of the Closing Date (the “Estimated Closing Company Indebtedness”), and the resultant Estimated Purchase Price (which shall reflect the Base Purchase Price decreased by the Estimated Closing Company Indebtedness and adjusted by the Estimated Closing Net Working Capital) as of the Closing Date; provided, however, that if the Estimated Closing Net Working Capital exceeds Five Hundred Thousand Dollars ($500,000.00) (the “Estimated NWC Cap”), then the Estimated Closing Net Working Capital shall be equal to the Estimated NWC Cap solely for purposes of calculating the Estimated Purchase Price and the Adjustment Amount. The Estimated Closing Statement shall be binding on the Purchasers and the Sellers as delivered by the Company. The Purchasers shall pay the Estimated Purchase Price on the Closing Date as set forth on the Estimated Closing statement, which shall include a payment to or for at least all of the following prior to Sellers receiving any funds: (a) first, to the Escrow Agent, the Indemnification Escrow Amount plus the Additional Escrow Amounts and (b) second, as required to pay off all obligations under the CIT Loan Documents. The remaining balance shall be apportioned among the Sellers as set forth on Exhibit A and shall paid over to Sellers, in each case, net of FIRPTA Withholding Tax applicable to the relevant Seller, by wire transfer in immediately available funds to the accounts set forth on Exhibit A.

2.3 Closing. The Closing will take place at the offices of Latham & Watkins LLP, 555 Eleventh Street, N.W., Suite 1000, Washington, D.C., 20004-1304, or at such other place as the Purchasers and the Sellers mutually agree, at 10:00 A.M. local time, on the date hereof (the “Closing Date”).

2.4 Closing Deliveries by the Sellers to the Purchasers. At the Closing, each Seller shall deliver, or cause to be delivered, to the Purchasers the following:

(a) RESERVED;

(b) in the case of the Blocker Corp only, share certificates representing all of the Shares, duly endorsed in blank or with stock powers duly executed in blank;

(c) a copy of the board resolution/meeting minutes of the Barclay’s Member, a certificate of the secretary of the immediate parent company of the Fortress Member, a legal opinion of counsel to the Blocker Seller, and a certificate of the managing member of the Management Team Member and the Management Representative, certifying or opining, as applicable as to (i) the certificate of incorporation or certificate of formation, as applicable, and the bylaws or limited liability company operating agreement, as applicable, of each such Person, (ii) the resolutions of the managers or board of directors, as applicable, of each such Person, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iii) the incumbency and signature of the officers or managers, as applicable, of each such Person executing this Agreement and the other agreements to be executed on the Closing Date as contemplated herein, and true, correct and complete copies of all documents so certified;

(d) a certificate of the secretary of the Company as to the current members of the board and officers of the Company and its Subsidiaries, and the resignation of each member of the board of managers of the Company and each Subsidiary and of each officer of the Company and each Subsidiary;

(e) a certificate of non-foreign status from such Seller (or, if applicable, the beneficial owner of the Purchased Interests or Shares being sold by such Seller) that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2) (a “FIRPTA Affidavit”); provided, that any Seller that is not eligible to deliver a FIRPTA Affidavit shall deliver an applicable IRS Form W-8 and such other information reasonably requested by Purchasers to enable Purchasers to comply with its tax reporting and withholding obligations obligation; provided further, that Purchaser’s sole right if any such Seller fails to provide a FIRPTA Affidavit shall be to withhold the applicable FIRPTA Withholding Tax;

(f) new surveys for the Tenant Projects listed on Schedule 2.4(f);

(g) the Material Tenant Title Policies and the Other Tenant Title Policies;

(h) estoppel certificates in the form set forth in Exhibit D from the Company counterparties for each of the Material Tenant Projects (other than for the Cedar Creek 2 Project (Colorado Cattle Company LLC) and Shiloh 2 Project (Vacuum Process Products/Currie Road LLC) referenced in Schedule 1.1(a));

(i) Phase I environmental reports for all real property owned in fee simple by the Company in any of the projects listed on Schedule 2.4(i);

(j) a payoff demand and instructions for payment immediately following Closing of all obligations under the CIT Loan Documents;

(k) a counterpart signature page of the Escrow Agreement executed by the Principal Sellers and Escrow Agent; and

(l) all other previously undelivered items required to be delivered by the Sellers or the Company to the Purchasers at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith unless waived in writing by the Purchasers.

2.5 Closing Deliveries by the Purchasers to the Sellers. At the Closing, the Purchasers, shall deliver, or cause to be delivered, to the Principal Sellers (or in the case of Section 2.5(a), the Escrow Agent, or Section 2.5(b), the Sellers), the following:

(a) the Indemnification Escrow Amount and the Additional Escrow Amounts in accordance with Section 2.2;

(b) the Estimated Purchase Price in accordance with Section 2.2 less the Indemnification Escrow Amount and the Additional Escrow Amounts;

(c) a certificate of the secretary of each of the Purchasers, dated as of the Closing Date, certifying as to (i) the certificate of formation and operating agreement of each Purchaser, (ii) the resolutions of the manager of each Purchaser, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iii) the incumbency and signature of the officers or manager, as applicable, of each Purchaser executing this Agreement and the other agreements to be executed on the Closing Date as contemplated herein, and true, correct and complete copies of all documents so certified;

(d) a counterpart signature page of the Escrow Agreement executed by the Purchasers and Escrow Agent; and

(e) all other previously undelivered items required to be delivered by the Purchasers to the Sellers at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith unless waived in writing by the Sellers.

2.6 Purchase Price Adjustment.

(a) As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) days thereof, the Purchasers shall prepare and deliver to the Principal Sellers a statement (the “Proposed Closing Statement”) setting forth a calculation of the Net Working Capital as of the Closing Date (“Closing Net Working Capital”) and the Company Indebtedness as of the Closing Date (“Closing Company Indebtedness”). For the avoidance of doubt, should the current employment contract between the Company and Andrew Hinckley not be terminated within seven (7) days after the Closing Date, then an amount equal to Andrew Hinckley’s base salary under such employment contract for a period of 30 days shall be included in Closing Company Indebtedness for purposes of the Proposed Closing Statement. The Proposed Closing Statement shall be prepared in a manner consistent with the Latest Balance Sheet and GAAP, which shall control as to any conflict as to the principles, practices, policies, judgments or methodologies to be applied in the preparation of the Proposed Closing Statement and the determination of the Closing Net Working Capital and the Closing Company Indebtedness.

(b) If the Principal Sellers shall disagree with the calculation of the Closing Net Working Capital and/or the Closing Company Indebtedness, the Principal Sellers shall notify the Purchasers of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within twenty (20) Business Days after receipt of the Proposed Closing Statement (an “Objection Notice”). If the Principal Sellers do not provide an Objection Notice within such period, the Principal Sellers shall be conclusively deemed to have accepted the Proposed Closing Statement and the calculation of the Closing Net Working Capital and the Closing Company Indebtedness delivered by the Purchasers, which shall be final, binding and conclusive for all purposes hereunder. If such notice of disagreement is timely provided, the Purchasers and the Principal Sellers shall seek in good faith for a period of fifteen (15) Business Days (or such longer period as they may mutually agree) to resolve any such disagreements. If, at the end of such period, they are unable to resolve such disagreements, then BDO USA, LLP (or such other independent accounting or financial consulting firm of recognized national standing as may be mutually selected by the Purchasers and the Principal Sellers) (the “Auditor”) shall resolve any remaining disagreements that were included in the Objection Notice. Each of the Purchasers and the Principal Sellers shall promptly submit to each other and the Auditor in writing their respective proposal for resolution of the dispute regarding the Closing Net Working Capital and/or the Closing Company Indebtedness. The Auditor shall establish the timing and process of reviewing any disagreement and shall be instructed to provide its final determination with respect to any disagreement as soon as practicable and in any event within thirty (30) Business Days following the date on which the disagreement is referred to the Auditor; provided, however, that (i) the Auditor shall base its determination solely on the written submissions of the parties and shall not conduct an independent investigation and (ii) the Auditor shall have no authority to vary or ignore the terms of this Agreement. Each of the Purchasers and the Principal Sellers agrees to promptly make available to each other and to the Auditor all documents, books, records and personnel under that party’s control as the Auditor shall determine in its judgment to be necessary or relevant to its review of the disagreement and otherwise to cooperate with the other party and the Auditor to facilitate a prompt resolution of the disagreement. The determination of the Auditor shall be final, conclusive and binding on the Parties hereto. The date on which the Closing Net Working Capital and Closing Indebtedness are finally determined in accordance with this Section 2.6(b) (whether by the Principal Sellers’ failure to timely deliver an Objection Notice, by agreement of the Purchasers and the Principal Sellers or by the Auditor) is referred to as the “Determination Date.” The fees and expenses of the Auditor shall be borne by the Purchasers, on the one hand, and the Sellers, on the other hand, based upon the percentage which the aggregate portion of the contested amount not awarded to each party bears to the aggregate amount actually contested by such party. Following the Closing, the Purchasers shall provide the Principal Sellers and their Representatives reasonable access to the records, properties, personnel and (subject to the execution of customary work paper access letters, if requested) auditors of the Company during regular business hours relating to the Principal Sellers’ review of the Proposed Closing Statement and shall cause the personnel of the Purchasers and the Company to reasonably cooperate with the Principal Sellers in connection with their review of the Proposed Closing Statement.

(c) The “Adjustment Amount,” which may be positive or negative, shall mean (i) the Closing Net Working Capital (as finally determined in accordance with Section 2.6(b)) minus the Estimated Closing Net Working Capital used in calculating the Estimated Purchase Price in accordance with Section 2.2 (recognizing, for the avoidance of doubt, that the Estimated Closing Net Working Capital shall not exceed the Estimated NWC Cap), plus (ii) the Estimated Closing Company Indebtedness minus the Closing Company Indebtedness (as finally determined in accordance with Section 2.6(b)). The Adjustment Amount shall be paid in accordance with Section 2.6(d).

(d) If the Adjustment Amount is a positive number, the Purchasers shall pay the Adjustment Amount to the Sellers to the accounts set forth on Exhibit A, such payments to be distributed to each Seller based on such Seller’s Percentage Share as set forth on Exhibit A. If the Adjustment Amount is a negative number, the Sellers shall pay the Adjustment Amount to the Purchasers to an account designated by the Purchasers. All payments pursuant to this Section 2.6(d) shall be paid by wire transfer of immediately funds promptly following the Determination Date, and in any event within five (5) Business Days following the Determination Date. In the event Sellers owe a payment pursuant to this Section 2.6 and any Sellers fail to make such payment within ten (10) Business Days following the Determination Date, the Purchasers may deduct the amount of such payment from the Indemnification Escrow Amount. In the event the Purchasers owe a payment pursuant to this Section 2.6 and the Purchasers fail to make such payment within ten (10) Business Days following the Determination Date, Sellers may deduct the amount of such payment from the Indemnification Escrow Amount, and Purchasers shall thereafter promptly reimburse such amount by making a corresponding deposit to the Escrow Account.

2.7 Tax Treatment.

(a) The Parties hereto acknowledge and agree the for U.S. federal income Tax purposes (and to the extent permitted for state and local income Tax purposes) (i) the Company shall terminate as a partnership within the meaning of Code Section 708(b)(1)(B) as of the end of the day on the Closing Date, (ii) the Sellers (other than the Blocker Seller) shall be treated as having sold their interests in the Company and shall report any gain or loss resulting therefrom in accordance with Section 741 of the Code, and the Blocker Seller shall be treated as having sold the Shares of the Blocker Corp and shall report any gain or loss resulting therefrom in accordance with Section 1001 of the Code, (iii) the Purchasers shall be treated as having purchased the Purchased Units and the Shares from the Sellers, and (iv) the Company shall continue in existence as a partnership and shall make (or has made) an election under Section 754 of the Code effective no later than the taxable year of the Company that includes the Closing Date.

(b) The purchase price (as determined for federal income Tax purposes) shall be allocated among the Shares and the Purchased Units and, to the extent allocated to the Purchased Units, the assets of the Company and the Subsidiaries consistent with Sections 751, 755 and 1060 of the Code and the Treasury Regulations promulgated thereunder, as set forth on Exhibit C hereto (the “Allocation”). The Allocation shall be binding on the Purchasers, the Company, the Blocker Corp., and the Sellers and their Affiliates for all income Tax and title insurance purposes, but not for purposes of GAAP financial statements or any disclosures related thereto. The Purchasers, the Company, the Blocker Corp and the Sellers and their Affiliates shall report, act, and file Tax Returns in all respects and for all income Tax purposes consistent with the Allocation and shall not take any position contrary thereto; provided, however that nothing contained herein shall be construed so as to require any party to commence or participate in any litigation or administrative process challenging any determination made by any Governmental Authority contrary to the Allocation.

2.8 Management Representative. C.C. Hinckley Company, LLC is hereby appointed to act as the representative of the Management Investor Members and the Management Team Member (the “Management Representative”) under this Agreement and the Sellers Related Documents. By execution of this Agreement, the Management Representative hereby agrees to serve as the Management Representative pursuant to the terms of this Agreement. By virtue of the adoption of this Agreement and the approval of this Agreement by the Management Investor Members and the Management Team Member, each Management Investor Member and Management Team Member appoints, as of the date of this Agreement, the Management Representative as his, her or its true and lawful agents and attorneys-in-fact to enter into the Sellers Related Documents and any other agreement in connection with the transactions contemplated by this Agreement or the Sellers Related Documents, to exercise all or any of the powers, authority and discretion conferred on him or her under any such agreement, to give and receive notices on his, her or its behalf and to be his, her or its exclusive representatives with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including, without limitation, the defense, settlement or compromise of any claim, action or proceeding for which the Purchasers may be entitled to indemnification and, by virtue of its execution of the Agreement, the Management Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. All actions, decisions and instructions of the Management Representative shall be conclusive and binding upon all of the Management Investor Members and Management Team Member. Each Management Investor Member and Management Team Member hereby releases the Management Representative from, and each Management Investor Member and Management Team Member agrees to indemnify the Management Representative against, liability for any action taken or not taken by it, in good faith, in its capacity as such agents.

2.9 Principal Sellers.

(a) The Barclays Member, the Fortress Member, the Blocker Seller and the Management Representative are hereby appointed to act as representatives of the Sellers (collectively, the “Principal Sellers”) under this Agreement in accordance with the terms of this Section 2.9. The Purchasers shall be entitled to rely on the unanimous instruction of the Principal Sellers, without any investigation or inquiry. By execution of this Agreement, the Barclays Member, the Fortress Member, the Blocker Seller and the Management Representative hereby agree to serve as the Principal Sellers pursuant to the terms of this Agreement.

(b) The Principal Sellers, acting unanimously, shall be authorized to:

(i) take all actions required by, and exercise all rights granted to, the Principal Sellers in this Agreement and/or the Sellers Related Documents;

(ii) receive all notices or other documents given or to be given to the Principal Sellers by Purchasers pursuant to this Agreement and/or by any counterparty pursuant to the Sellers Related Documents;

(iii) negotiate, undertake, compromise, defend, resolve and settle any suit, proceeding or dispute under this Agreement and/or the Sellers Related Documents;

(iv) execute and deliver all agreements, certificates and documents required or deemed appropriate by the Principal Sellers in connection with any of the transactions contemplated by this Agreement and/or the Sellers Related Documents;

(v) engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement and/or the Sellers Related Documents; and

(vi) take such other action as the Principal Sellers may deem appropriate, including (A) agreeing to any modification or amendment of this Agreement and/or the Sellers Related Documents and executing and delivering an agreement of such modification or amendment and (B) all such other matters as the Principal Sellers may deem necessary or appropriate to carry out the intents and purposes of this Agreement and/or the Sellers Related Documents.

(c) The Management Representative shall be entitled to receive reimbursement from the Sellers for any and all expenses, charges and liabilities, including reasonable attorneys’ fees, incurred by the Management Representative in the performance or discharge of its rights and obligations under this Agreement and/or the Sellers Related Documents (“Management Representative Expenses”).

(d) By virtue of the adoption of this Agreement and the approval of this Agreement by the Sellers, each Seller appoints, as of the date of this Agreement, the Principal Sellers as his, her or its true and lawful agents and attorneys-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement and/or the Sellers Related Documents, to exercise all or any of the powers, authority and discretion conferred on him or her under any such agreement, to give and receive notices on his, her or its behalf and to be his, her or its exclusive representatives with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including, without limitation, the defense, settlement or compromise of any claim, action or proceeding for which the Purchasers, may be entitled to indemnification and, by virtue of its execution of the Agreement, the Principal Sellers agree to act as, and to undertake the duties and responsibilities of, such agents and attorneys-in-fact. All actions, decisions and instructions of the Principal Sellers shall be conclusive and binding upon all of the Sellers.

(e) Each Seller hereby releases the Principal Sellers from, and each Seller agrees to indemnify the Principal Sellers against, liability for any action taken or not taken by them, in good faith, in their capacity as such agents.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

With respect to the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.6 and 3.7 each Seller hereby represents and warrants to the Purchasers, as to itself as follows:

3.1 Authority. Such Seller has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by such Seller of this Agreement, and the performance by such Seller of its obligations hereunder, have been duly and validly authorized by all necessary corporate or limited liability company action on behalf of such Seller. This Agreement has been duly and validly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar Law relating to or affecting the rights of creditors generally, or by general equitable principles.

3.2 No Conflicts. The execution and delivery by such Seller of this Agreement does not, and the performance by such Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a) if such Seller is not an individual, conflict with or result in a violation or breach of any of the terms, conditions or provisions of its certificate of incorporation, bylaws, limited liability company agreement or certificate of formation, as applicable;

(b) be in violation of or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which such Seller is a party or by which any Seller or its Purchased Units or Shares may be bound, or result in the creation of a Lien on the Purchased Units or the Shares, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or will be obtained prior to Closing, or any defaults (or rights of termination, cancellation, or acceleration) which would not reasonably be expected to have a material adverse effect on the ability of such Seller to perform its obligations under this Agreement; or

(c) conflict with or result in a violation or breach of any term or provision of any Law or writ, judgment, order or decree applicable to such Seller, which violation would reasonably be expected to have a material adverse effect on the ability of such Seller to perform its obligations under this Agreement.

3.3 Capitalization. Except as set forth in Schedule 3.3, such Seller owns beneficially and of record the Purchased Units or the Shares, as applicable, set forth opposite its name on Exhibit A, and has not granted any options to sell or agreed to sell the Purchased Units or the Shares, as the case may be, to any third party. The Purchased Units are not subject to any claim, lien or encumbrance of any kind. At Closing, such Seller shall transfer title to such Purchased Units and Shares, as the case may be, free and clear of all Liens.

3.4 Brokers. Except for Marathon Capital, LLC (“Marathon”), which was retained by the Company for the benefit of the Sellers, such Seller has not employed any broker, finder, investment banker, or financial advisor as to whom such Seller may have any obligation to pay any brokerage or finder’s fees, commissions or similar compensation in connection with the transactions contemplated hereby.

3.5 Blocker Corp. The Blocker Seller hereby represents and warrants to the Purchasers as follows:

(a) The Blocker Corp is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(b) The Blocker Corp does not hold, and has never held, the right or obligation to acquire any stock, partnership interest or joint venture interest, other equity interest, note or other instruments in, or to make a capital contribution in, any other Person, other than the Blocker Corp Class A Units or as set forth on the Schedule 3.5(b).

(c) The Blocker Corp does not own, and has never owned, any stock, partnership interest or joint venture interest, other equity interest, note or other instruments in any other Person, other than the Blocker Corp Class A Units or as set forth on the Schedule 3.5(c).

(d) The issued and outstanding equity interests of the Blocker Corp consist solely of the Shares, which are wholly owned of record and beneficially by the Blocker Seller. The Blocker Corp, has never owned any other assets or equity interest and has never incurred any liabilities other than relating to, or conducted any business other than owning, the Blocker Corp Class A Units.

(e) Except as set forth in Schedule 3.5(e), the Blocker Seller is the sole lawful record and beneficial owner of, and has good and valid title to, the Shares. The Shares are not subject to any claim, lien or encumbrance of any kind. There are no outstanding subscriptions, options, warrants, conversion rights, convertible securities, preemptive rights, preferential rights or other material rights (contractual or otherwise) or material agreements of any kind for the purchase or acquisition of any of the Shares.

(f) The Blocker Corp, except with respect to rights and obligations under this Agreement, (i) does not have, and has never had, any assets or operations other than those incidental to its holding of the Blocker Corp Class A Units (whether directly or indirectly) and compliance with its corporate existence, and (ii) has never incurred any Indebtedness or incurred or become subject to any liabilities other than liabilities for income or franchise Taxes, all of which have been paid in accordance with information returns provided to the Blocker Corp. by the Company.

(g) The Blocker Corp., in accordance with information returns provided to the Blocker Corp. by the Company, (i) has timely filed (taking into account any applicable extensions) all Tax Returns required to be filed by it, which Tax Returns are accurate and complete in all material respects, (ii) has provided copies of all income and franchise Tax Returns and other material Tax Returns and extensions filed in the last three (3) years, and (iii) has paid all Taxes that are shown thereon as due and payable by it.

(h) There are no ongoing audits, examinations or other administrative or judicial proceedings relating to Taxes or Tax Returns of the Blocker Corp. The Blocker Corp has not received written notice of (i) any pending or scheduled audit, examinations or other administrative or judicial proceeding relating to Taxes or Tax Returns of the Blocker Corp. or (ii) any Tax deficiency, assessment or other similar claim against the Blocker Corp. that remains unpaid or otherwise unsettled.

(i) There are no Liens for Taxes upon the assets or properties of the Blocker Corp. other than Liens for (i) Taxes not yet due and payable and (ii) Taxes that are being contested in good faith by appropriate proceedings (in the case of (ii), such contest has been disclosed in writing to the Purchasers. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to the assessment of any Tax against the Blocker Corp. (other than automatic extensions arising from an extension of the due date for filing a Tax Return). No Tax ruling regarding the Blocker Corp. or the assets or liabilities of the foregoing has been received or requested. The Blocker Corp. is not a party to any “tax sharing”, tax indemnity or similar agreement other than the Company Operating Agreement. Blocker Corp. (or any predecessor thereto) has never joined any other taxpayer in filing a consolidated, affiliated, combined or unitary group Tax Return.

(j) The Blocker Corp. does not have any accumulated earnings or profits within the meaning of Section 312 of the Code and as of the date hereof is not reasonably expected to have any current earnings and profits attributable to the period from January 1, 2014 through and including the Closing Date.

The representations and warranties set forth in this Section 3.5 (i) are the sole and exclusive representations and warranties with respect to Taxes of the Blocker Corp., (ii) are made only with respect to Tax periods (or portions thereof) ending on or prior to the Closing Date and (iii) shall not be construed to as a representation or warranty, and shall not be relied upon for any claim of indemnification with respect to, any Taxes attributable to any Tax period (or portion thereof) beginning after the Closing Date, or any Tax positions taken by the Purchasers and their Affiliates (including the Blocker Corp.) in any Tax period (or portion thereof) beginning after the Closing Date.

3.6 Transaction With Affiliates. Except as set forth on Schedule 3.6, none of such Seller or any of its managers or officers or, to the actual knowledge of such Seller, their respective Affiliates is involved in any material business arrangement or relationship with the Company or any Subsidiary, and none of such Seller or any of its managers or officers or their respective Affiliates owns any material property or right, tangible or intangible, which is used by the Company or any Subsidiary.

3.7 Capitalization Table. To the actual knowledge of such Seller, the capitalization table set forth on Exhibit B is true and correct in all material respects.

3.8 Anti-Terrorism Law. Each Seller represents and warrants as to itself as follows:

(a) Neither it nor to its actual knowledge, any Affiliate is in violation of (i) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (ii) Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Executive Order”) or (iii) the anti-money laundering provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, Public Law 107 56 (October 26, 2001) (the “Patriot Act”), amending the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq., and any other laws relating to terrorism or money laundering (collectively, “Anti-Terrorism Laws”).

(b) To its actual knowledge, none of its Affiliates and the brokers or other agents acting or benefiting in any capacity in connection with the transaction that is the subject of this Agreement is any of the following: (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (ii) a Person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or (iv) a Person that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list.

(c) To its actual knowledge, no broker or other agent of it that is acting in any capacity in connection with the transaction that is the subject of this Agreement (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.8(b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES REGARDING

THE COMPANY AND THE SUBSIDIARIES

The Sellers hereby represent and warrant to the Purchasers as follows:

4.1 Organization, Standing and Power. The Company and each Subsidiary is a limited liability company, duly organized and validly existing, and has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its assets. The Company and each Subsidiary is in good standing under the Laws of the jurisdiction of its formation. The Company and each Subsidiary is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its assets make such qualification or licensing necessary, except in those jurisdictions where the failure to be so duly qualified or licensed would not reasonably be expected to result in a Material Adverse Effect.

4.2 Legal Proceedings. Except as set forth on Schedule 4.2, there are no actions at law, suits in equity, proceedings or Claims pending or threatened in writing against the Company or any Subsidiary.

4.3 Compliance with Laws. The Company and each Subsidiary is in compliance, in all material respects, with all Laws applicable to them.

4.4 Governmental Approvals; Filings. No consent, approval or action of, filing with or notice to any Governmental Authority on the part of the Company or any Subsidiary is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except to the extent that the failure to obtain such consent or approval or provide such action or filing would not reasonably be expected to result in a Material Adverse Effect.

4.5 Capitalization; Subsidiaries; CIT Loan.

(a) The Purchased Units and the membership units of the Company held by the Blocker Corp. represent all of the issued and outstanding units of the Company and there are no other equity interests in the Company that are outstanding. All of the Purchased Units are validly issued, fully paid and nonassessable, to the extent such terms are applicable. Except as set forth in the Company Operating Agreement, there are no outstanding subscriptions, options, warrants, conversion rights, convertible securities, preemptive rights, preferential rights or other material rights (contractual or otherwise) or material agreements of any kind for the purchase or acquisition of any of the limited liability company interests of the Company. Each Seller hereby waives any such subscriptions, options, warrants, conversion rights, convertible securities, preemptive rights, preferential rights or other material rights (contractual or otherwise) or material agreements of any kind for the purchase or acquisition of any of the limited liability company interests of the Company that it may have pursuant to the Operating Agreement.

(b) Schedule 4.5(b) sets forth all of the issued and outstanding limited liability company interests of the Subsidiaries and the holders of such interests as of the date hereof. The Company owns directly or indirectly one hundred percent (100%) of the limited liability company interests of each Subsidiary. All issued and outstanding limited liability company interests of the Subsidiaries are validly issued, fully paid, nonassessable, to the extent such terms are applicable, and free of any Liens. Except as set forth in the Company Operating Agreement, there are no outstanding subscriptions, options, warrants, conversion rights, convertible securities, preemptive rights, preferential rights or other material rights (contractual or otherwise) or material agreements of any kind for the purchase or acquisition of any of the limited liability company interests of any of the Subsidiaries. Each Seller hereby waives any such subscriptions, options, warrants, conversion rights, convertible securities, preemptive rights, preferential rights or other material rights (contractual or otherwise) or material agreements of any kind for the purchase or acquisition of any of the limited liability company interests of any of the Subsidiaries that it may have pursuant to the Operating Agreement.

(c) The Subsidiaries do not, directly or indirectly, own nor have they made any investment in, any capital stock of, or equity or proprietary interest in, any Person other than certain of the Subsidiaries as set forth in Schedule 4.5(b).

(d) Upon the payment of the CIT Loan by following the instructions delivered by Sellers pursuant to Section 2.4(j) above, the CIT Loan will be paid in full and the Company will have no further liability under the CIT Loan Documents.

4.6 Absence of Regulation. Neither the Company nor any Subsidiary is an “investment company,” a company “controlled” by an “investment company” or an “investment advisor” within the meaning of the Investment Company Act of 1940. Neither the Company nor any Subsidiary is subject to regulation as a “public utility” as such term is defined in the Federal Power Act.

4.7 Financial Statements. The Company has previously provided to the Purchasers copies of the following financial statements (such financial statements, the “Financial Statements”):

(a) the audited consolidated balance sheets of the Company and the Subsidiaries as of December 31, 2013, and the related audited statements of cash flows, members’ equity/deficit and operations of the Company for the fiscal year ended December 31, 2013; and

(b) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of March 31, 2014 (the “Latest Balance Sheet”), and the related unaudited consolidated statements of cash flows and operations of the Company and the Subsidiaries for the year-to-date.

(c) Except as set forth on Schedule 4.7(c), the Financial Statements (i) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of unaudited interim Financial Statements, for the absence of footnotes and subject to year-end adjustments, and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Subsidiaries as of the dates and for the periods indicated (subject, in the case of the unaudited interim Financial Statements, to the absence of footnotes and to year-end adjustments).

4.8 Undisclosed Liabilities. Except as set forth on Schedule 4.8, as of the date of this Agreement, there is no liability or obligation of the Company or any of the Subsidiaries of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) included in the calculation of Net Working Capital or Indebtedness, (c) incurred as a result of any obligation arising under this Agreement, (d) disclosed in the Schedules or (e) as would not reasonably be expected to exceed $100,000 in the aggregate and do not otherwise result from any breaches of any representations or warranties set forth in Article III or Article IV.

4.9 Absence of Certain Changes. Since December 31, 2013 to the date of this Agreement, the Company and the Subsidiaries have not suffered any change in their business, operation or financial position, except such changes which would not reasonably be expected to have a Material Adverse Effect and the Company and the Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practices.

4.10 Taxes.

Except as set forth in Schedule 4.10:

(a) The Company and each Subsidiary has been treated as a partnership or disregarded entity at all times since formation, and no election has ever been filed to treat the Company or any Subsidiary as an association taxable as a corporation for U.S. federal income Tax purposes.

(b) The Company and the Subsidiaries (i) have timely filed (taking into account any applicable extensions) all Tax Returns required to be filed by them, which Tax Returns are accurate and complete in all material respects, (ii) have provided copies of all income and franchise Tax Returns and other material Tax Returns and extensions filed in the last three (3) years, and (iii) have paid all Taxes that are shown thereon as due and payable by them;

(c) There are no ongoing audits, examinations or other administrative or judicial proceedings relating to Taxes or Tax Returns of the Company or any Subsidiary. None of the Company or any Subsidiary has received written notice of (i) any pending or scheduled audit, examinations or other administrative or judicial proceeding relating to Taxes or Tax Returns of the Company or any Subsidiary or (ii) any Tax deficiency, assessment or other similar claim against the Company or any Subsidiary that remains unpaid or otherwise unsettled;

(d) There are no Liens for Taxes upon the assets or properties of the Company or the Subsidiaries other than Permitted Liens;

(e) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to the assessment of any Tax against the Company or the Subsidiaries (other than automatic extensions arising from an extension of the due date for filing a Tax Return);

(f) No Tax ruling regarding the Company or any Subsidiary or the assets or liabilities of the foregoing has been received or requested;

(g) Neither the Company nor any Subsidiary is a party to any “tax sharing”, tax indemnity or similar agreement; and

(h) The Company has no “effectively connected taxable income” of foreign partners, as described in Section 1446 of the Code, for the periods of (i) calendar year 2013, or (ii) January 1, 2014 through and including the Closing Date (“Foreign Partner Withholding Tax”).

The representations and warranties set forth in this Section 4.10 (i) are the sole and exclusive representations and warranties with respect to Taxes of the Company and the Subsidiaries, (ii) are made only with respect to Tax periods (or portions thereof) ending on or prior to the Closing Date and (iii) shall not be construed to as a representation or warranty, and shall not be relied upon for any claim of indemnification with respect to, any Taxes attributable to any Tax period (or portions thereof) beginning after the Closing Date, or any Tax positions taken by the Purchasers and their Affiliates (including the Company and the Subsidiaries) in any Tax period (or portion thereof) beginning after the Closing Date.

4.11 Material Contracts.

(a) Schedule 4.11(a) contains a listing of all Contracts described in clauses (i) through (x) below to which, as of the date of this Agreement, the Company or any of the Subsidiaries are a party (collectively, the “Material Contracts”):

(i) Each Royalty Acquisition Agreement in respect of a Material Tenant Project;

(ii) Each Project Lease Agreement in respect of a Material Tenant Project;

(iii) With respect to the Red Mesa Project, the ground lease from Lobo Partners, LLC to AG Land Property Management I, LLC;

(iv) Each Other Related Material Documents in respect of a Material Tenant Project;

(v) Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed by the Company or any of the Subsidiaries, in each case, having an outstanding principal amount in excess of $100,000;

(vi) Each Contract (other than Contracts of the type (without giving effect to dollar thresholds) described in other clauses of this Section 4.11(a)) that the Company reasonably anticipates will involve aggregate payments or consideration furnished by or to the Company or any of the Subsidiaries of more than $100,000 in any calendar year and which are not cancelable (without material penalty, cost or other liability) within ninety (90) days;

(vii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any assets of the Company or any of the Subsidiaries (other than in the ordinary course of business), in each case, involving aggregate payments in excess of $100,000 in any calendar year, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(viii) Each joint venture agreement, partnership agreement or limited liability company agreement with a third party;

(ix) Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $100,000 in any calendar year; and

(x) Each Contract expressly prohibiting or restricting in any material respect the ability of the Company or any of the Subsidiaries to engage in any business, to operate in any geographical area or to compete with any Person; and

(xi) Except as set forth in Schedule 4.11(a), there are no other Material Contracts.

(b) Each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company and/or the Subsidiaries (as applicable) and, to the Knowledge of the Company, of each other party thereto, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles. Except as set forth in Schedule 4.11(b), all payments and performance required of the Company and/or the Subsidiaries under the Material Contracts through the Closing Date have been or will, on or before the Closing Date, be made, and neither the Company nor any Subsidiary, nor, to the Knowledge of the Company, any other party to the Material Contracts, is in violation or breach of or default under the Material Contracts (or with notice or lapse of time or both, would be in violation or breach of or default under any such Material Contract).

(c) Each Material Royalty Project Lease Agreement is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the parties thereto, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles. To the Knowledge of the Company, no party to the Material Royalty Project Lease Agreements is in violation or breach of or default under the applicable Material Royalty Project Lease Agreements.

4.12 Environmental Matters.

(a) The Company and each Subsidiary is in compliance with all Environmental Laws applicable to them.

(b) The Company and the Subsidiaries have not entered into or agreed to any consent decree or order, and are not subject to any outstanding judgment, decree, or judicial order or a party to any action, suit, proceeding or hearing, nor, to the Knowledge of the Company, is any such action, suit, proceeding or hearing threatened relating to compliance with any Environmental Law.

(c) No Hazardous Materials have been released by the applicable Subsidiary, or, to the Knowledge of the Company, any of its lessees or grantees or any of its or their respective contractors or agents, into or onto the soil or groundwater of such Subsidiary’s owned or leased Company Real Property in violation of Environmental Laws, and, to the Knowledge of the Company, for the period prior to a Subsidiary’s acquisition of its ownership or leasehold interest, as applicable in such Company Real Property, no Hazardous Materials were released into or onto the soil or groundwater of such Company Real Property in violation of Environmental Laws. No Company Real Property presently has, and to the Knowledge of the Company, no Company Real Property has ever had, an underground storage tank installed thereon.

(d) The Company has provided Purchasers true and complete copies of any material and current environmental studies, reports, assessments, data and material correspondence with Governmental Authorities and other Persons, in the possession of Sellers, the Company or the Subsidiaries, and describing the environmental condition of all fee and leasehold real property owned by any Subsidiary.

(e) Except with respect to the representations set forth in Section 4.17 and Section 4.26, the representations and warranties set forth in this Section 4.12 are the sole and exclusive representations and warranties of the Company concerning environmental matters, including matters arising under Environmental Laws.

4.13 Intellectual Property. Schedule 4.13 sets forth all material trademarks, patents or Contracts (the “Intellectual Property”) with respect to the usage of technology or intellectual property used in connection with the conduct of the Company’s and each Subsidiary’s business as it is presently being conducted. The Company and each Subsidiary owns or possesses licenses or other valid rights to use all of its respective Intellectual Property, is not in breach of any material licensing agreement and has not licensed or otherwise granted access to the Intellectual Property to anyone besides the Company and its Subsidiaries. The representations and warranties set forth in this Section 4.13 are the sole and exclusive representations and warranties of the Company concerning intellectual property matters.

4.14 Insurance. Schedule 4.14 sets forth all policies of fire, liability and other forms of insurance insuring the Company and the Subsidiaries or their assets and properties. Such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retroactive premiums which may be payable with respect to comprehensive general liability insurance policies), and no notice of cancellation or termination has been received by the owner or holder of any such policy with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Except as set forth on Schedule 4.14, since the formation of the Company, no claims have been made or are pending under any such policies and to the Company’s Knowledge the policies can be renewed on similar terms.

4.15 Real Property.

(a) Schedule 4.15 lists all Fee Property held by the Company and the Subsidiaries (the “Company Real Property”). Since December 31, 2012, neither the Company nor the Subsidiaries have (a) transferred any of their respective Company Real Property or (b) otherwise subjected any of their respective Company Real Property to any Lien, except for Permitted Liens or as set forth on Schedule 4.15.

(b) With respect to the each parcel of Company Real Property: (A) to the Knowledge of the Company, there are no pending or threatened condemnation proceedings relating to such Company Real Property; (B) except as set forth on Schedule 1.1(c), the applicable Subsidiary that owns such Company Real Property has not granted (i) any options or rights of first refusal to purchase or lease the Company Real Property, or any portion thereof or interest therein, or (ii) any leases, subleases, licenses, occupancy agreements, use agreements, concessions or agreements or arrangements which would materially and adversely affect the operation of the applicable Tenant Project thereon, other than Permitted Liens.

(c) Each Subsidiary owning any Company Real Property has marketable title (or with respect to Company Real Property in Texas, indefeasible title) to its Company Real Property, free and clear of all Liens, except for Permitted Liens.

(d) The Company and the Subsidiaries have marketable title to the Major Company Real Property.

4.16 Personal Property. The Company and the Subsidiaries have good title to all of their tangible personal property, free and clear of all Liens, except for Permitted Liens.

4.17 Permits. All permits, licenses, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted by a Governmental Authority (the “Permits”) required to be held by the Company or any Subsidiary in order for the Company or any Subsidiary to conduct its business in the ordinary course or to perform its obligations under any Royalty Acquisition Transaction or Company Real Property Lease Transaction (in respect of any Material Tenant Project or Other Tenant Project) are valid and in full force and effect.

Furthermore, all required applications for Permits have been filed by the Company and its Subsidiaries and all tenants of any real property owned by the Company or its Subsidiaries. No proceeding is pending or to the Knowledge of the Company, is threatened in writing to revoke, amend or limit any Permit in any material way, except as set forth on Schedule 4.17. Except as set forth on Schedule 4.17, neither the Company nor any Subsidiary has received written notice from any Governmental Authority indicating that any Permit application filed by the Company or any Subsidiary will fail to be granted in a timely manner or, if granted, will contain conditions which would reasonably be expected to result in a Material Adverse Effect. The sale of the Purchased Units and the Shares under this Agreement and the consummation of the transactions contemplated hereby will not result in the termination, revocation, suspension or modification of any of the Permits or, except as set forth on Schedule 4.17, trigger a requirement that any notice be given to any Governmental Authority in order to maintain the validity of the Permit.

4.18 Employee Benefit Plans.

(a) Schedule 4.18(a) sets forth a complete list of the Company Benefit Plans.

(b) Except as set forth on Schedule 4.18(b):

(i) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code.

(ii) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification, (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (C) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter.

(iii) No Company Benefit Plan is a Multiemployer Plan or other Pension Plan that is subject to Title IV of ERISA.

(iv) There is no pending or, to the Knowledge of the Company, threatened claim (other than a routine claim for benefits), proceeding, examination, audit, investigation or other proceeding with respect to the Company Benefit Plans.

4.19 Labor Relations. Except as set forth on Schedule 4.19, neither the Company nor any of the Subsidiaries is a party to any collective bargaining agreement with respect to any of its employees. Except as would not reasonably be expected to have a Material Adverse Effect, as of the date hereof, there are no labor strikes, work stoppages, slowdowns or lockouts ongoing or, to the Knowledge of the Company, threatened in writing against or involving the Company or the Subsidiaries.

4.20 Transaction With Affiliates. Except as set forth on Schedule 4.20, to the Company’s Knowledge, none of the managers or officers of the Company or their respective Affiliates is involved in any material business arrangement or relationship with the Company or any Subsidiary, and none of such managers or officers or their respective Affiliates owns any material property or right, tangible or intangible, which is used by the Company or any Subsidiary.

4.21 Assets. Except for the Permitted Liens, there are no outstanding subscriptions, options, preemptive rights, preferential rights or other material rights (contractual or otherwise) or material agreements of any kind for the purchase or acquisition of any of the assets of the Company or any of the Subsidiaries with an aggregate value of more than $50,000.

4.22 Brokers. Except for Marathon, which has been retained by the Company for the benefit of the Sellers, neither the Company nor any Subsidiary has employed any broker, finder, investment banker or financial advisor as to whom the Company or the Subsidiary may have any obligation to pay any brokerage or finders’ fees, commissions or similar compensation in connection with the transactions contemplated hereby.

4.23 No Asset Transfers. Except as set forth on Schedule 4.23, no assets with an aggregate value of more than $50,000 of the Company or any Subsidiaries have been sold or transferred by the Company or its Subsidiaries since December 31, 2012, except for the payment of ordinary business expenses reflected in the Financial Statements.

4.24 Project Model. The Project Model, to the Knowledge of the Company, is based upon reasonable assumptions in light of the conditions existing at the time of delivery.

4.25 Historic Payment Spreadsheet. The Historic Payment Spreadsheet is correct and accurate (a) in all respects with regard to all prior cash receipts received by the Company and each of its Subsidiaries, in each case pursuant to the Project Contracts solely with respect to the Material Tenant Projects and Other Tenant Projects and (b) in all material respects with respect to all prior cash receipts received by the Company and each of its Subsidiaries, in each case pursuant to the Project Contracts solely with respect to all other Tenant Projects.

4.26 Disclosure. Neither the factual information furnished in writing to the Purchasers by the Sellers in connection with the due diligence review by the Purchasers, when taken as a whole, nor any representation or a warranty made herein or in any document delivered hereunder contains as of the date of delivery of such document any untrue statement of material fact or omits a material fact which is known to the Sellers to be necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. There is no fact known to the Sellers that Sellers or their Affiliates have not disclosed to the Purchasers in writing on or before the Closing Date which could have a Material Adverse Effect on the Company, the Subsidiaries, any of their respective assets or the transactions contemplated by this Agreement.

4.27 Operating Wind Projects. The Company has sold, or otherwise transferred or disposed of, all of its ownership interests (whether direct or indirect) in Minnesota Wind Ventures, LLC, a Delaware limited liability company, and ON Wind Energy, LLC, a California limited liability company, and, except as set forth in Schedule 4.27, and will have no ongoing liability with respect thereto.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

The Purchasers hereby represent and warrant to the Sellers as follows:

5.1 Corporate Existence. HA Capital is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and HASI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland and each Purchaser has all the requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its assets.

5.2 Authority. The Purchasers have all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by the Purchasers of this Agreement and the performance by the Purchasers of their obligations hereunder have been duly and validly authorized by all necessary limited liability company, corporate or equivalent action on behalf of each Purchaser. This Agreement has been duly and validly executed and delivered by the Purchasers and constitutes the legal, valid and binding obligation of the Purchasers enforceable against each Purchaser in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

5.3 No Conflicts. The execution and delivery by the Purchasers of this Agreement, the performance by each Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of either Purchaser;

(b) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either Purchaser or any of its Affiliates is a party or by which any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not reasonably be expected to have a material adverse effect on the ability of either Purchaser to perform its obligations under this Agreement; or

(c) conflict with or result in a violation or breach of any term or provision of any Law or writ, judgment, order or decree applicable to either Purchaser or any of its Affiliates, which violation would reasonably be expected to have a material adverse effect on the ability of either Purchaser to perform its obligations under this Agreement.

5.4 Legal Proceedings. To the Knowledge of each Purchaser, there are no actions at law, suits in equity, proceedings, or Claims pending or threatened in writing against either Purchaser which could reasonably be expected (a) to result in the issuance of a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement or (b) which would reasonably be expected to have a material adverse effect on the ability of either Purchaser to perform its obligations under this Agreement.

5.5 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental Authority on the part of either Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

5.6 Compliance with Laws. Neither Purchaser is in violation of or in default under any Law applicable to such Purchaser the effect of which would reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform its obligations under this Agreement.

5.7 Brokers. Neither the Purchasers nor any of their Affiliates has employed any broker, finder, investment banker or financial advisor as to whom either Purchaser may have any obligation to pay any brokerage or finders’ fees, commissions or similar compensation in connection with the transactions contemplated hereby.

5.8 Opportunity for Independent Investigation. The Purchasers have conducted to their satisfaction an independent review, investigation, verification and analysis of the business, assets, condition, operations and affairs and prospects of the Company and the Subsidiaries, and the Purchasers have been furnished with or given full access to such information about the Company and the Subsidiaries and their respective businesses and operations as the Purchasers have requested. In making its decision to execute this Agreement, and to purchase the Purchased Units and the Shares, the Purchasers have relied and will rely solely upon the results of such independent review, investigation, verification and analysis and the representations and warranties of the Sellers and the Company set forth in Article III and Article IV.

5.9 Acquisition as Investment. Each Purchaser represents and warrants that (a) the Purchased Units and the Shares shall be acquired for such Purchaser’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder) (the “Securities Act”), or any applicable state securities laws, and the Purchased Units and the Shares shall not be disposed of in contravention of the Securities Act or any applicable state securities laws, (b) such Purchaser’s knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of the investment in the Company, and (c) such Purchaser is an “accredited investor” as such term is defined in Regulation D under the Securities Act.

5.10 Financial Resources. Each Purchaser has sufficient funds available to (a) consummate the transactions contemplated hereby, including, to purchase the Purchased Units and the Shares and to pay the Purchase Price, and (b) pay such Purchaser’s expenses incident to this Agreement and the transactions contemplated herein. Each Purchaser acknowledges and agrees that such Purchaser’s performance of its obligations under this Agreement is not in any way contingent upon the availability of financing to such Purchaser.

ARTICLE VI.

COVENANTS

The Parties hereby covenant and agree as follows:

6.1 Tax Matters.

(a) Transfer Taxes. The Purchasers and the Sellers shall each pay fifty percent (50%) of all Transfer Taxes, if any, arising out of or in connection with the purchase and sale of the Purchased Units and the Shares pursuant to this Agreement. As amongst the Sellers, each Seller shall bear a proportionate share of fifty percent (50%) of any such Transfer Taxes in accordance with such Seller’s Percentage Share as set forth on Exhibit A; provided, that any incremental Transfer taxes payable in connection with the sale of the Shares shall be borne solely by the Blocker Seller. The Transfer Taxes shall be calculated, the Sellers’ share of such Transfer Taxes shall be deducted from the Purchase Price and this amount, together with the Purchasers’ share of such Transfer Taxes, shall be paid by the Purchasers’ to the applicable title company (used for Closing Date payments) for payment to the state taxing authorities on the Closing Date. The Purchasers and the Sellers each shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes. The Purchasers and the Sellers shall each use their commercially reasonable efforts to cooperate with the other in mitigating the amount of any such Transfer Taxes and in the preparation, execution and filing of all Tax Returns and other documents required in connection with such Transfer Taxes.

(b) Tax Returns.

(i) To the maximum extent permitted by Law, the Parties shall treat the current Tax period of the Company and the Subsidiaries as ending as of the end of the day on the Closing Date for purposes of any Taxes imposed on a “pass-through” basis, including any federal, state and local income Taxes (“Pass-through Taxes”). In any jurisdiction in which a closing of the current Tax period is not required or permitted, all items of income, gain, loss, deduction and credit of the Company and the Subsidiaries shall be allocated between the portion of the Tax period ending on the Closing Date which is for the account of the Sellers and the Blocker Corp., and the portion of the Tax period beginning after the Closing Date which is for the account of the Purchasers and the Blocker Corp. (but excluding, for the avoidance of doubt, the Blocker Seller), based on an interim closing of the books as of the end of day on the Closing Date. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that all Tax deductions and other Tax benefits resulting from the transactions contemplated hereby, including Tax deductions and other Tax benefits arising in connection with (i) any bonuses paid or payable by the Company or any Subsidiary as a result of or in connection with the consummation of the transactions contemplated hereby, (ii) any fees and expenses paid or payable by the Company or any Subsidiary in connection with or related to the transactions contemplated hereby and (iii) any fees, expenses, premiums and penalties paid or payable with respect to the prepayment of debt and the write-off or acceleration of the amortization of deferred financing costs, in each case that are properly allocable to the portion of the Closing Date preceding the Closing, and all deductions related thereto shall be reported and claimed by the Company and the Subsidiaries in the Tax period (or the portion thereof) ending on the Closing Date.

(ii) The Principal Sellers shall prepare (or cause to be prepared) and timely file all Tax Returns of the Company and the Subsidiaries for all Pass-through Taxes for all Tax periods ending on or before the Closing Date that are due after the Closing Date (the “Seller-Prepared Tax Returns”). All Seller-Prepared Tax Returns shall be prepared in a manner consistent with past practices of the Company and the Subsidiaries, except where otherwise required by applicable Law. The Principal Sellers shall deliver to the Purchasers for their review and comment a draft of all Seller-Prepared Tax Returns, at least forty-five (45) days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions). Following the receipt of each such Tax Return, the Purchasers shall have a period of ten (10) days to provide the Principal Sellers with any reasonable, good-faith comments to such Tax Return, which the Principal Sellers shall consider in good faith; provided, however, if such good faith consideration is unable to resolve any issue, then such issue will be resolved in accordance with Section 6.1(b)(v).

(iii) The Purchasers shall prepare (or cause to be prepared) and timely file all other Tax Returns of the Company and the Subsidiaries required to be filed after the Closing Date with respect to any Tax period that ends on or before or includes the Closing Date (the “Purchasers-Prepared Tax Returns”). All Purchasers-Prepared Tax Returns shall be prepared in a manner consistent with past practices of the Company and the Subsidiaries, except where otherwise required by applicable Law. The Purchasers shall deliver to the Principal Sellers for their review and comment a draft of all Purchasers-Prepared Tax Returns relating to Pass-through Taxes for any Tax period that includes, but does not end on the Closing Date (a “Straddle Period”), at least forty-five (45) days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions). Following the receipt of each such Tax Return, the Principal Sellers shall have a period of ten (10) days to provide the Purchasers with any reasonable, good-faith comments to such Tax Return, which the Purchasers shall consider in good faith. The Purchasers shall not file any Purchasers-Prepared Tax Returns with respect to any Pass-through Taxes for any Straddle Period without the unanimous prior written consent of the Principal Sellers, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if any issue precludes the provision of such unanimous prior written consent, then such issue shall be resolved in accordance with Section 6.1(b)(v) and such resolution shall be deemed to have received the required unanimous prior written consent.

(iv) With the respect to the Blocker Corp.:

(1)

to the maximum extent permitted by Law, the Blocker Seller and HASI shall treat the current Tax period of the Blocker Corp. as ending as of the end of day on the Closing Date for all tax purposes and Blocker Seller shall be responsible for the timely payment of all Taxes of the Blocker Corp. for the Tax period ending on the Closing Date. In any jurisdiction in which a closing of the current Tax year is not required or permitted, for purposes of determining the amount of Taxes that relate to each portion of the Straddle Period, the Blocker Seller and HASI agree that (i) all real property Taxes, personal property Taxes and similar obligations that relate to the Straddle Period shall be apportioned between Blocker Seller and HASI on a per-diem basis, and (ii) all other Taxes (including, income Taxes, sales and use Taxes and withholding Taxes) shall be apportioned between Blocker Seller and HASI as determined from the books and records of the Blocker Corp as though the taxable year of Blocker Corp had terminated as of the end of the day on the Closing Date.

(2)	Blocker Seller shall prepare (or cause to be prepared) all Tax Returns of the Blocker Corp. for any Tax period that ends on or before the Closing Date (“Blocker Seller-Prepared Tax Returns”). All Blocker Seller-Prepared Tax Returns shall be prepared in a manner consistent with past practices of the Blocker Corp., except where otherwise required by applicable Law. Blocker Seller shall deliver to HASI for its review and comment a draft of all Blocker Seller-Prepared Tax Returns at least forty-five (45) days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions). Following the receipt of each such Tax Return, HASI shall have a period of ten (10) days to provide the Blocker Seller with any reasonable, good faith comments to such Tax Return, which the Blocker Seller shall consider in good faith; provided, however, that if such good faith consideration is unable to resolve any issue, then such issue will be resolved in accordance with Section 6.1(b)(v).

(3)	HASI shall prepare (or cause to be prepared) all and timely file all other Tax Returns of the Blocker Corp required to be filed after the Closing Date with respect to any Straddle Period (the “Purchasers-Prepared Blocker Tax Returns”). All Purchasers-Prepared Blocker Returns shall be prepared in a manner consistent with past practices of the Blocker Corp, except where otherwise required by applicable Law. HASI shall deliver to the Blocker Seller for its review and comment a draft of all Purchasers-Prepared Blocker Tax Returns at least forty-five (45) days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions). Following the receipt of each such Tax Return, the Blocker Seller shall have a period of ten (10) days to provide the HASI with any reasonable, good-faith comments to such Tax Return, which HASI shall consider in good faith. HASI shall not file any Purchasers-Prepared Blocker Tax Returns without the prior written consent of the Blocker Seller, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if any issue precludes the provision of such prior written consent, then such issue shall be resolved in accordance with Section 6.1(b)(v) and such resolution shall be deemed to have received the required prior written consent.

(v) The Parties shall use commercially reasonable efforts and act in good faith to resolve any dispute with respect to any Tax Return prepared pursuant to this Section 6.1(b) prior to the date on which the relevant Tax Return is required to be filed (taking into account any applicable extensions). If the parties have not resolved the dispute prior to the 20th day prior to the date on which the relevant Tax Return is required to be filed (taking into account any applicable extensions), then BDO USA, LLP (or such other independent accounting or financial consulting firm of recognized national standing as may be mutually selected by the Purchasers, on the one hand, and the Principal Sellers or the Blocker Seller, as applicable, on the other hand) (the “Expert Firm”), acting as expert and not as arbiter, shall resolve any remaining disagreements with respect to such Tax Return. The Expert Firm shall establish the timing and process of reviewing the disputed item and shall be instructed to provide its final determination with respect to any disputed item as soon as practicable and in any event prior to the due date for the filing of such Tax Return (taking into account any applicable extensions). The determination of the Expert Firm shall be final, conclusive and binding on the Parties. The fees and expenses of the Expert Firm shall be borne by equally by the by the Purchasers, on the one hand, and the Principal Sellers or the Blocker Seller, as applicable, on the other hand.

(c) Tax Controversies.

(i) The Purchasers, the Principal Sellers or the Blocker Seller, as applicable, shall promptly notify the other relevant Party or Parties in writing upon receipt of notice of any pending or threatened audit, examination or other proceeding relating to (i) any Tax Return of the Company or any Subsidiary relating to any Pass-through Taxes for any Tax period that ends on or before or includes the Closing Date (“Pass-through Tax Proceedings”) or (ii) any Tax Return of the Blocker Corp for any Tax period that ends on or before or includes the Closing Date (“Blocker Tax Proceedings”). Such notice shall include a copy of the relevant portion of any correspondence received from the relevant Governmental Authority and describe in reasonable detail the nature of such claim.

(ii) The Principal Sellers, acting unanimously, shall have the sole and exclusive right to control the conduct of any Pass-through Tax Proceedings for any Tax period that ends on or before the Closing Date, provided that the Principal Sellers shall not settle or compromise any such matter without the Purchasers’ consent to the extent such settlement or compromise would disproportionately adversely affect the Blocker Corp and the Purchasers would not be entitled to indemnification pursuant to this Agreement. The Principal Sellers, acting unanimously, and the Purchasers acting unanimously shall jointly control the conduct of any Pass-through Tax Proceedings for any Straddle Period, and neither Party shall settle or compromise any such matter without the other Party’s consent.

(iii) The Blocker Seller shall have the sole and exclusive right to control the conduct of any Blocker Tax Proceedings for any Tax period that ends on or before the Closing Date, provided that the Blocker Seller shall not settle or compromise any such matter without HASI’s consent to the extent such settlement or compromise would adversely affect the Blocker Corp and HASI would not be entitled to indemnification from the Blocker Seller. The Blocker Seller and HASI shall jointly control the conduct of any Blocker Tax Proceedings for any Straddle Period, and neither Party shall settle or compromise any such matter without the other Party’s consent.

(iv) In the event of any conflict between the provisions of this Section 6.1(c) and Section 7.2 (to the extent applicable), this Section 6.1(c) shall control.

(d) Post-Closing Actions. Except as otherwise required by Law, the Purchasers shall not, and shall cause the Company, the Subsidiaries and the Blocker Corp. not to (i) take any action on the Closing Date other than in the ordinary course of business or other than action permitted hereunder, (ii) amend any Tax Return of the Company, any Subsidiary or the Blocker Corp. for any Tax period that ends on or before or includes the Closing Date or (iii) make any Tax election, grant an extension of any applicable statute of limitations or take any action or enter into any transaction that could increase the Tax liability of any Seller or any of their Affiliates.

(e) Cooperation. The Purchasers and the Sellers shall reasonably cooperate, and shall cause their respective Affiliates to reasonably cooperate, as and to the extent requested by the other party, in connection with the filing of Tax Returns and any claim or proceeding relating to the Taxes or Tax Returns of, or with respect to, the Company, the Subsidiaries and the Blocker Corp. Such cooperation shall include the retention of and (upon the other party’s request) the provision of records and information reasonably relevant to any such Tax Return, claim or proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the provision of such powers of attorney as may be necessary to allow for the control of Tax audits or proceedings as described in Section 6.1(c) hereof and for the Principal Sellers to file Tax Returns pursuant to Section 6.1(b) hereof.

6.2 Employees. Prior to the Closing, the Sellers shall cause the Company and the Subsidiaries to terminate all employees and consultants and pay such employees and consultants all wages and fees that may be due and owing prior to and including the Closing Date, including any bonuses, severance payments, and fees that may become due or be deemed earned on the Closing. From and after the Closing, the Purchasers or the Company or its Subsidiaries, as applicable, shall be responsible for any and all notices, liabilities, costs, payments and expenses arising from any action by the Purchasers, the Company or any of its Subsidiaries regarding new or rehired employees and other service providers of the Company and its Subsidiaries relating to the conduct of business after the Closing Date.

6.3 Amendment of Charter Documents; Indemnification of Managers and Officers.

(a) For a period of six (6) years after the Closing Date, the Purchasers shall not amend the charter documents of the Company or the Subsidiaries, and the Purchasers shall cause the Company and the Subsidiaries not to amend their charter documents, if the effect of doing so would be to reduce or narrow the scope of the Company’s or the Subsidiaries’

obligations to indemnify their officers and/or managers who served in such capacities prior to the Closing Date or to reduce or narrow the scope of any exculpatory provision in favor of any such Person. The Purchasers acknowledge that the intent of this provision is to give such Persons the benefits of indemnity and exculpation to the full extent permitted by applicable Laws.

(b) On or prior to the Closing Date, the Purchasers shall cause to be covered by insurance for a period of six (6) years each of the Persons covered by the current policies of the directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries that are listed in on Schedule 6.3(b), with respect to matters occurring at or prior to the Closing, on terms that provide at least the same coverage and otherwise provide for terms and conditions that are not less advantageous than the current policies (including with respect to the period covered).

6.4 Books and Records. The Purchasers will preserve and retain all books and records of the Company and the Subsidiaries or the Blocker Corp received from the Sellers, the Principal Sellers or held by the Company or the Subsidiaries or the Blocker Corp immediately after the Closing, and provide the Sellers, the Principal Sellers or their Representatives reasonable access (including the right to photocopy at their own expense) to such books and records for a period of six (6) years following the Closing Date, or, if reasonably requested by the Sellers or the Principal Sellers in writing, until such later date as preservation of and access to those books and records is no longer required by any Governmental Authority. Books and records may be kept in electronic form.

6.5 Further Assurances. On and after the Closing Date, upon the reasonable request of a Party, the requested Parties shall execute and deliver such further documents, instruments or conveyances and take, or cause to be taken, all appropriate action of any kind (subject to applicable Law) as may be reasonably necessary or advisable to carry out any of the provisions hereof and to otherwise consummate and effectuate the transactions contemplated by this Agreement, all at the sole cost and expense of the requesting Party.

6.6 Confidentiality. Each Party shall treat all information disclosed (a) pursuant to this Agreement (regardless of whether such information was disclosed to such Party before or after the date hereof), (b) in connection with the transactions contemplated by this Agreement (regardless of whether such information was disclosed to such Party before or after the date hereof), or (c) in the discussions and negotiations preceding this Agreement, in each case as information deemed to be Confidential Information in accordance with the terms and conditions set forth in that certain Mutual Non-Disclosure and Non-Circumvention Agreement dated as of November 21, 2013 by and between HA Capital and Marathon, on behalf of the Company (the “Confidentiality Agreement”), which shall be deemed to apply to the Parties and such Confidential Information, mutatis mutandis, as if the Parties hereto were parties to such Confidentiality Agreement. This Section 6.6 shall remain in effect until the later to occur of (a) the first anniversary of the Closing Date or (b) the termination of the Confidentiality Agreement.

6.7 Knowledgeable Purchasers and Disclaimers.

(a) Each Purchaser (i) is represented by competent legal, tax and financial counsel in connection with the negotiation, execution, and delivery of this Agreement and the related transactions, (ii) has sufficient knowledge and experience to evaluate the Company and the Subsidiaries, the businesses of the Company and the Subsidiaries, and the technical, commercial, financial, and other risks associated with acquiring the Purchased Units and the Shares, (iii) acknowledges that pursuant to this Agreement it has performed all due diligence that it desires to perform to enable it to evaluate the risks and the merits of consummating the transactions contemplated herein, (iv) is financially capable of owning the Purchased Units or the Shares, as applicable, (v) has been given the reasonable opportunity to ask questions relating to the Purchased Units and the Shares and the business and affairs of the Company and the Subsidiaries, and to receive answers to such questions, (vi) has or has access to the expert, professional and technical capability to obtain all necessary governmental approvals for the Company and the Subsidiaries, and (vii) has experience in the business of the Company and the Subsidiaries. Each Purchaser acknowledges that it is not aware of any representation or warranty of the Sellers or the Company being untrue or inaccurate.

(b) IT IS THE EXPLICIT INTENT AND UNDERSTANDING OF EACH PARTY HERETO THAT NO PARTY HERETO NOR ANY OF SUCH PARTY’S AFFILIATES, REPRESENTATIVES OR AGENTS IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, OTHER THAN THOSE SET FORTH IN THIS AGREEMENT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES EXPRESSLY DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY AND THE SUBSIDIARIES). IN RESPECT OF THIS AGREEMENT AND TRANSACTIONS CONTEMPLATED HEREBY, THE PURCHASERS HAVE NOT AND ARE NOT RELYING ON ANY DOCUMENT OR WRITTEN OR ORAL INFORMATION, STATEMENT, REPRESENTATION OR WARRANTY FURNISHED TO OR DISCOVERED BY THEM OR ANY OF THEIR AFFILIATES OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV. NONE OF THE SELLERS, THE COMPANY, THE SUBSIDIARIES, OR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO THE PURCHASERS OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASERS, OR THE PURCHASERS’ USE OF, ANY INFORMATION NOT CONTAINED IN THIS AGREEMENT (INCLUDING ANY OFFERING MEMORANDUM, BROCHURE OR OTHER PUBLICATION PROVIDED TO THE PURCHASERS, OR ANY OTHER DOCUMENT OR INFORMATION PROVIDED TO THE PURCHASERS IN CONNECTION WITH THE SALE OF THE PURCHASED UNITS AND THE SHARES) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN. NONE OF THE COMPANY, ANY SUBSIDIARY, OR ANY SELLER MAKES ANY REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND WITH RESPECT TO ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO THE PURCHASERS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE COMPANY AND THE SUBSIDIARIES OR THE FUTURE BUSINESS AND OPERATIONS OF THE COMPANY AND THE SUBSIDIARIES.

(c) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE ASSETS OF THE COMPANY AND THE SUBSIDIARIES ARE BEING TRANSFERRED THROUGH THE SALE OF THE PURCHASED UNITS AND THE SHARES “AS IS, WHERE IS, WITH ALL FAULTS” AND THE SELLERS, THE COMPANY AND THE SUBSIDIARIES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE, QUALITY OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANY OR THE SUBSIDIARIES. ADDITIONALLY, THE SELLERS AND THE COMPANY SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

6.8 Tax Dispute. The parties hereby agree to the terms set forth in Schedule 6.8.

6.9 Payment to Sellers Escrow Account. Sellers acknowledge and agree that all payments required to be made hereunder to the Sellers Escrow Account by Purchasers shall, if properly and timely made in accordance with the terms hereof, satisfy any requirement of payment to the Sellers, and that Purchasers shall not be responsible for the allocation or division of any such payment among Sellers once the payment to the Sellers Escrow Account has been properly and timely made.

ARTICLE VII.

SURVIVAL OF REPRESENTATIONS, WARRANTIES

AND COVENANTS AND INDEMNIFICATION

7.1 Survival Representations, Warranties and Covenants. The representations and warranties of the Sellers, the Company and the Purchasers contained in Article III, Article IV and Article V, respectively, shall survive the Closing for a period of one (1) year after the Closing Date, except that the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.7, 4.1, 4.5, 4.10, 4.15(d), 4.22, 4.27, 5.1, 5.2, 5.3 and 5.7 shall expire upon the expiration of the applicable statute of limitations. The covenants which by their terms do not contemplate performance after the Closing shall terminate as of the Closing. The covenants which by their terms contemplate performance after the Closing shall survive the Closing in accordance with their respective terms.

7.2 Indemnification.

(a) Indemnification of the Sellers. After the Closing, the Purchasers shall indemnify and hold harmless the Sellers (and their directors, managers, officers, employees, agents, Affiliates, successors, and assigns) from and against any and all Losses based upon, arising out of or incurred with respect to (i) any breach of any of the Purchasers’ representations and warranties contained in Article V or any certificate delivered at the Closing, (ii) any breach or nonperformance of any covenant or obligation to be performed by the Purchasers hereunder (or the Company hereunder after the Closing) or under any agreement executed in connection herewith, or (iii) any matter arising out of the operation of the business of any of the Company or the Subsidiaries after the Closing to the extent not caused by or attributable to any act or omission of Sellers.

(b) Indemnification of the Purchasers. After the Closing, each Seller, severally (as described in Section 7.2(c)(vi)) and not jointly, shall indemnify and hold harmless the Purchasers (and its directors, managers, officers, employees, agents, Affiliates, successors, and assigns) (the “Purchasers Indemnitees”) from and against any and all Losses based upon, arising out of or incurred with respect to (i) any breach of such Seller’s representations and warranties in Article III or any certificate delivered at Closing, (ii) any breach or nonperformance of any covenant or obligation to be performed by such Seller hereunder or under any agreement executed in connection herewith, (iii) any breach of the Seller’s representations and warranties regarding the Company and the Subsidiaries in Article IV of this Agreement or (iv) the Operating Wind Project Liabilities. For the avoidance of doubt, (A) the Blocker Seller shall be solely liable for any indemnification obligation arising from a breach of a representation or covenant pertaining to the Blocker Corp or the Shares, including the representations set forth in Section 3.5 and (B) in no event shall the Purchasers, collectively, be entitled to double recovery for the same Loss. Any indemnification obligation arising from a breach of Section 4.10(h) shall be borne solely by the Seller(s) to whom the applicable Foreign Partner Withholding Tax is attributable.

(c) Limitations on Indemnification Obligations. The rights of the Purchasers Indemnitees to indemnification pursuant to the provisions of Section 7.2(b) are subject to the following limitations:

(i) the amount of any Loss subject to indemnification hereunder or of any Claim therefor shall be calculated net of any insurance proceeds (net of direct collection expenses) or other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement), received by the Purchasers Indemnitees on account of such Loss. The Purchasers Indemnitees shall seek full recovery under all insurance policies covering any Loss or collateral sources to the same extent as they would if such Loss were not subject to indemnification hereunder and the Purchasers, the Company and the Subsidiaries shall not cancel any insurance policies in effect for periods prior to the Closing. In the event that an insurance recovery or indemnification payment is received by the Purchasers Indemnitees with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery or payment (net of direct collection expenses and Taxes) shall be made promptly to the Sellers, which refund shall be distributed based on the proportion of the Loss borne by each such Seller, or, if a Loss has not yet been determined or paid by the Sellers, the Sellers’ indemnification obligations in respect of such Loss shall be reduced by the aggregate amount of the insurance recovery or indemnification payment (net of direct collection expenses);

(ii) no adjustment shall be made as a result of any multiple, increase factor, or any other premium over the value paid by the Purchasers at Closing whether or not such multiple, increase factor or other premium had been used by Purchasers at the time of, or in connection with, calculating or preparing its bid, its proposed purchase price for the Purchased Units and the Shares or its final purchase price for the Purchased Units and the Shares;

(iii) except for Claims arising under Section 3.5 or in respect of Operating Wind Project Liabilities, the Purchasers Indemnitees will not be entitled to recover the first $200,000 in aggregate Losses (as limited by the applicable provisions of this Section 7.2(c) pursuant to Section 7.2(b), which amount shall serve as a one-time deductible against Losses; provided, however, that thereafter solely with respect to Losses that are individually less than $50,000 the Purchasers Indemnitees will not be entitled to recover for such Losses pursuant to Section 7.2(b) until such Losses that are individually less than $50,000 are equal to or exceed $300,000 in the aggregate (and then only to the extent of such excess);

(iv) except for Claims arising under Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.7, 4.1, 4.5, 4.10, 4.15(d), 4.22, 4.27 and in respect of Operating Wind Project Liabilities (in which case the Sellers’ aggregate liability hereunder for all such Losses will not be permitted to exceed the Purchase Price), the Purchasers Indemnitees will not be entitled to recover Losses pursuant to Section 7.2(b) to the extent the Sellers aggregate liability hereunder for all such Losses would otherwise exceed twenty percent (20%) of the Purchase Price (as adjusted pursuant to Section 2.6) if the Claim pertains to Section 4.11, 4.12, 4.15, 4.16, 4.17, 4.23, 4.25, or 4.26 and ten percent (10%) of the Purchase Price for all other items not listed in the immediately preceding clause or in the lead-in qualifier to this subsection (the “Liability Cap”) in the aggregate, and each Seller’s liability for Losses hereunder shall not exceed its Percentage Share of the Liability Cap;

(v) except for Claims arising under Section 3.5, the Purchasers Indemnitees shall not be entitled to recover Losses pursuant to Section 7.2(b) if (A) the Purchasers (or any director or officer of Purchasers who is not a Seller or a director, officer or consultant of the Company prior to Closing) had actual knowledge at any time on or prior to the Closing Date of the facts, events or conditions constituting or resulting in such breach of representation, warranty or covenant or (B) the Purchasers could have mitigated or prevented such Loss using commercially reasonable efforts; and

(vi) except for Claims arising under Section 3.5, with respect to a particular Loss, each Seller shall only be required to indemnify the Purchasers Indemnitees up to the amount of such Loss multiplied by such Seller’s Percentage Share. The Purchasers, for themselves and for the Purchasers Indemnitees, unconditionally waives any right it or they may have to hold any Seller jointly liable for the obligations of any other Seller. The aggregate liability of any Seller under this Section 7.2 shall not exceed such Seller’s Percentage Share of the Purchase Price (as adjusted pursuant to Section 2.6) for the Purchased Units and the Shares sold by such Seller to the Purchasers hereunder.

(d) Additional Indemnity Provisions. The indemnification obligations of the Purchasers and the Sellers hereunder shall be subject to the following terms and conditions:

(i) Except for Claims (A) against the Sellers arising under this Agreement, the Purchasers shall not assert and shall cause the Company, the Subsidiaries, the Blocker Corp and their Affiliates not to assert any Claims against any present or former director,

manager, officer, employee, or agent of the Sellers or against the Sellers, for or with respect to any matter relating to the Sellers prior to Closing, and (B) against the Purchasers arising under this Agreement, the Sellers shall not assert and shall cause their Affiliates not to assert any Claims against any present or former director, manager, officer, employee or agent of the Purchasers, the Company or the Subsidiaries or their Affiliates or against the Purchasers, the Company or the Subsidiaries, or their Affiliates, for or with respect to any matter relating to the Company or the Subsidiaries prior to the Closing.

(ii) The sole recourse and exclusive remedy of the Purchasers and the Sellers against each other arising out of this Agreement or any certificate delivered in connection with this Agreement, or otherwise arising from the Purchasers’ acquisition of the Purchased Units and the Shares, shall be to assert a Claim for indemnification under the indemnification provisions of Sections 7.2(a), and 7.2(b).

(iii) Without limiting the generality or effect of Section 7.2(d)(ii), as a material inducement to the other Parties hereto entering into this Agreement, each Party to this Agreement hereby (A) waives, and forever releases and discharges the other Parties and their respective Representatives from, by reason of or relating to the execution and delivery of this Agreement and the transactions contemplated hereby, any Claim which it otherwise might assert (except for fraud), including without limitation under the common law or federal or state securities, trade regulation, environmental or other Laws, except for Claims or causes of action for which contractual indemnification may be sought under, and subject to the express terms and conditions of, Sections 6.3(b) and this Section 7.2, (B) agrees not to, and to cause its and Representatives not to, directly or indirectly, institute, prosecute or aid in the prosecution of any Claim or other proceeding against any other Party or Representative thereof, which is the subject of clause (A) of this Section 7.2(d)(iii), and (C) agrees that, regardless of the foregoing provisions, no Party will have any liability or obligation in respect of any Claim or cause of action that is or may be brought except in respect of Losses, and then only to the extent expressly provided in this Section 7.2.

(iv) For the purposes of determining whether there has been a breach or an inaccuracy in respect of any representation or warranty for the purpose of indemnification under this Section 7.2, all Claims for Losses arising out of the same facts, events or circumstances resulting in such inaccuracy or breach shall be treated as a single Claim.

(v) To the extent that an Indemnifying Party has discharged any Claim for indemnification hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party against any Person to the extent of the Losses that relate to such Claim. Any Indemnified Party shall, upon written request by the Indemnifying Party following the discharge of such Claim, execute an instrument reasonably necessary to evidence such subrogation rights.

(vi) In the event that any Party to this Agreement proposes to make any Claim for indemnification pursuant to this Section 7.2, or would have the right to make a Claim for indemnification but for the minimum or maximum limitations on indemnification contained in Section 7.2(b), the Party making the Claim (or with such right) (the “Indemnified Party”) shall promptly deliver on or prior to the date upon which the applicable representations and warranties or covenants expire pursuant to the terms of this Agreement and within a reasonable time of discovery of the breach of or nonperformance of any covenant or obligation to be performed under this Agreement, a certificate signed by the party making the Claim or an officer of the party making the Claim (the “Claim Certificate”) to the Sellers or the Purchasers, whichever is applicable (such party from whom indemnification is sought the “Indemnifying Party”), which Claim Certificate shall (A) state the occurrence giving rise to the Claim and that the Loss or liability has been properly accrued or is anticipated; (B) specify the section of this Agreement under which such Claim is made; and (C) specify in reasonable detail each individual item of Loss or other Claim, including the section of this Agreement under which such Claim is made, the amount thereof if reasonably ascertainable, the date such Loss or liability was incurred, properly accrued or is anticipated, the basis for any anticipated Loss or liability and the nature of the misrepresentation, breach of warranty or the Claim to which such Loss or liability is related. The Indemnified Party making the Claim shall state only what is required in subsections (A)-(C) above and shall not admit or deny the validity of the facts or circumstances out of which such Claim arose.

(vii) Any payments made as indemnification under Sections 7.2(a) or 7.2(b) shall be treated as an adjustment to the Purchase Price for all income Tax purposes, unless otherwise required by Law.

(viii) the obligations to indemnify and hold harmless pursuant to Section 7.2(a) and Section 7.2(b) shall survive the Closing for the periods set forth in Section 7.1, except for Claims for indemnification pursuant to such sections asserted prior to the end of such periods, which Claims shall survive until the final resolution thereof.

(ix) WITHOUT LIMITING THE FOREGOING, THE PURCHASERS SHALL NOT BE ENTITLED TO INDEMNIFICATION UNDER THIS SECTION 7.2 WITH RESPECT TO INCIDENTAL DAMAGES, SPECIAL DAMAGES, EXEMPLARY DAMAGES, CONSEQUENTIAL DAMAGES, INCLUDING CONSEQUENTIAL DAMAGES CONSISTING OF BUSINESS INTERRUPTION, LOST PROFITS OR PUNITIVE DAMAGES.

(e) Defense of Third Party Claims and Extension of Statute of Limitations.

(i) Subject to the Purchasers’ obligations under Section 7.2(c)(i), the Indemnifying Party shall have the right, in its discretion and at its expense, to participate in and control (A) the defense or settlement of any Claim (including appeals) (a “Third Party Claim”) in respect of such item (or items) by any Person other than the Indemnified Party, subject to the prior written consent of the Indemnified Party with respect to any non-monetary provisions of any settlement (which consent shall not be unreasonably withheld, conditioned or delayed), (B) any and all negotiations with respect thereof, and (C) the assertion of any claim against any insurer with respect thereto. Notwithstanding the foregoing, Indemnifying Party’s right to control any settlement or litigation (excluding any settlement or litigation associated with the Tax Dispute, which shall be governed by Schedule 6.8) is further subject to the following: (x) in the event that the Claim is being made by a third party who is a counterparty to any Material Contract, then Purchasers shall have the right to participate in the defense of such Claim, including by retaining legal counsel (at their sole cost and expense) and consulting with the Indemnifying Party, although the Indemnifying Party shall ultimately control the defense of such

Claim (which control and defense of the Claim shall be exercised in a reasonable manner); and (y) the Indemnifying Party shall only settle claims with the prior written consent of Purchasers (which consent shall not be unreasonably withheld, conditioned or delayed). Upon the Indemnifying Party’s payment of any amounts due in respect of such Third Party Claim, the Indemnified Party will, to the extent of such payment, assign or cause to be assigned to the Indemnifying Party the claims of the Indemnified Party, if any, against such third parties in respect of which such payment is made.

(f) Disclosure Generally. If and to the extent any information required to be furnished in any Schedule is contained in this Agreement or in any other Schedule attached hereto (or in any Schedules Supplement), such information shall be deemed to be included in all Schedules in which the information is required to be included to the extent such disclosure is reasonably apparent on its face. The inclusion of any information in any Schedule attached hereto (or in any Schedules Supplement) shall not be deemed to be an admission or acknowledgement by the Sellers or the Company, in and of itself, that such information is material to or outside the ordinary course of the business of the Company or any of the Subsidiaries.

7.3 Escrow Amount. In order to secure Sellers’ indemnity as provided in this Article VII, on the Closing Date, the Principal Sellers and the Purchasers shall enter into the Escrow Agreement with the Escrow Agent. Six (6) months after the Closing Date, the Principal Sellers shall instruct the Escrow Agent to return to Sellers an amount equal to fifty percent (50%) of the portion of Indemnification Escrow Amount pertaining to the deposit of ten percent (10%) of the Estimated Purchase Price, less the amount of any Claims made by Purchasers under this Article VII. On the first anniversary of the Closing Date, the Principal Sellers shall instruct the Escrow Agent to return to Sellers the balance of the portion of the Indemnification Escrow Amount pertaining to the deposit of ten percent (10%) of the Estimated Purchase Price shall be returned to the Sellers, less the amount of any unpaid Claims made by Purchasers under this Article VII. In the event that one (1) year after the Closing Date there are any unresolved Claims for indemnification made by Purchasers under this Article VII, subject to the continued withholding of a portion of the Indemnification Escrow Amount pursuant to the terms of Schedule 6.8, the balance of the Indemnification Escrow Amount not needed to pay such Claims shall be distributed to the Sellers Escrow Account for the account of the Sellers and such amounts needed to pay such Claims shall remain in the Escrow Account and shall be distributed to the Sellers Escrow Account for the account of the Sellers if and to the extent that such Claims against the Sellers are resolved and such amount is not needed to pay such Claims. The Escrow Agent shall comply with all requests from the Principal Sellers so long as the Escrow Agent receives no objection from Purchasers, in writing, within five (5) days after such request. Notwithstanding the foregoing, the release of the Additional Escrow Amounts shall be governed by Section 6.1 and Section 6.8 and the terms of the Escrow Agreement. Upon the receipt of funds in the Sellers Escrow Account, the Principal Sellers shall promptly instruct the Escrow Agent to distribute such funds to the Sellers based on the terms of the Company Operating Agreement (as if it were in effect at the time of such distribution).

ARTICLE VIII.

MISCELLANEOUS

8.1 Notices.

(a) Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by facsimile or email or sent by registered or certified mail, postage prepaid, or by an internationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to the Purchasers, to:

Hannon Armstrong Capital, LLC

1906 Towne Centre Blvd., Suite 370

Annapolis, Maryland 21401

Facsimile No.: 410.571.6199

e-mail:legaldepartment@hannonarmstrong.com

Attn: General Counsel

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

633 West Fifth Street, Suite 5000

Los Angeles, California 90071

Facsimile No.:213.254.1201

Attn: Edward W. Zaelke, Esq.

Phone: 213.254.1234

e-mail: ezaelke@akingump.com

If to the Principal Sellers, to:

Northwharf Nominees Limited, the Barclays Member

5 North Colonnade

London

E14 4BB

Tel: 0203

Attn: Mark Brown

email: mark.brown1@barclays.com

Tel: +44 (0) 207 773 3281

with a copy to:

Northwharf Nominees Limited, the Barclays Member

5 North Colonnade

London

E14 4BB

Tel: 0203

Attn: Richard Jennings/Chris Leary

email: richard.jennings@barclays.com/christopher.leary@barclays.com

Tel: +44 (0) 207 773 3281

and

DBD AWCC LLC, the Fortress Member

1345 Avenue of Americas

New York, NY 10105

Attn: Josiah Lindsay

email: jlindsay@fortress.com

Tel: 212-479-5283

with a copy to:

DBD AWCC LLC, the Fortress Member

1 Market Street Spear Tower, 42nd Floor

San Francisco, CA 94105

Attn: Rick Noble

email: rnoble@fortress.com

Tel: (415) 284-7474

and

NGP Energy Technology Partners II, L.P., the Blocker Seller

1700 K Street, NW, Suite 750

Washington, DC 20006

Facsimile No.: (202) 536-3921

Attn: Philip Deutch

Email: pdeutch@ngpetp.com

with a copy to:

Wilson Sonsini Goodrich Rosati

1700 K Street, NW, Suite #5

Washington, DC 20006

Facsimile No.: (202) 973-8899

Attn: Dan Peale

Email: dpeale@wsgr.com

and

C.C. Hinckley Company, LLC, the Management Representative

26 Riverview Street

Essex, CT 06426

Attn: Charles C. Hinckley

Email: chuck@cchinckley.com

with copy to

Rogin Nassau, LLC

185 Asylum Street

Hartford, CT 06103-3460

bfeigenbaum@roginlaw.com

Attn: Barry S. Feigenbaum

(b) Effective Time. Notice given by personal delivery, mail or overnight courier pursuant to this Section 8.1 shall be effective upon physical receipt. Notice given by facsimile pursuant to this Section 8.1 shall be effective as of (i) the date of confirmed delivery if delivered before 5:00 p.m. Eastern Time on any Business Day or (ii) the next succeeding Business Day if confirmed delivery is after 5:00 p.m. Eastern Time on any Business Day or during any non-Business Day.

8.2 Entire Agreement. This Agreement and the Confidentiality Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof and contains the sole and entire agreement between the Parties with respect to the subject matter hereof.

8.3 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

8.4 Public Announcements. No public announcement (whether in the form of a press release or otherwise) shall be made by or on behalf of any Party or its Representatives with respect to the subject matter of this Agreement unless: (a) the other Party has agreed in writing to permit such public announcement to be made, which permission shall not be unreasonably withheld, or (b) such public announcement is required by Law and the Party required to make such announcement has given prior written notice in accordance with Section 8.1 to the other Party as promptly as practicable prior to such announcement. Any public announcement made as permitted under this Section 8.4 shall be made only in accordance with a text mutually agreed upon by the Parties, which agreement shall not be unreasonably withheld or delayed.

8.5 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

8.6 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

8.7 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person, except as set forth in Sections 6.3(b), 7.2(a), and 7.2(b).

8.8 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Parties, and any attempt to do so will be void, except for assignments and transfers by operation of Law. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.

8.9 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

8.10 Invalid Provisions. If any provisions of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

8.11 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to any conflict of laws provisions thereof that would result in the application of the Laws of another Jurisdiction.

8.12 Jurisdiction and Venue. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and of the United States District Court for the Southern District of New York, and any appellate court from any such court, in any action or proceeding arising out of or relating to this Agreement. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the party and in the manner provided for the giving of notices in Section 8.1. Nothing in this Section 8.12, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

8.13 Waiver Of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

8.14 Specific Performance. The Parties acknowledge that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party or Parties shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

8.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

8.16 Time of Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

SELLERS:

BARCLAYS MEMBER:

NORTHWHARF NOMINEES LIMITED

By:	/s/ R. Jennings
Name: R. Jennings
Title: Director

FORTRESS MEMBER:

DBD AWCC LLC

By:	/s/ Constantine M. Dakolias
Name: Constantine M. Dakolias
Title: President

MANAGEMENT INVESTOR MEMBERS:

C.C. HINCKLEY COMPANY, L.L.C.

By:	/s/ Charles C. Hinckley
Name: Charles C. Hinckley
Title: Managing Director

/s/ Andrew JC Hinckley
ANDREW JC HINCKLEY

/s/ Charles Aldridge
CHARLES ALDRIDGE

/s/ Maria Klutey
MARIA KLUTEY

/s/ Jeffrey Keeler
JEFFREY KEELER

/s/ Justin Marron
JUSTIN MARRON

/s/ Istvan Zollei
ISTVAN ZOLLEI

/s/ Lauren Gray
LAUREN GRAY

/s/ Matthew Brady
MATTHEW BRADY

/s/ Donald R. Kendall, Jr.
DONALD R. KENDALL, JR.

/s/ Heather Stone
HEATHER STONE

/s/ Soren Oberg
SOREN OBERG

/s/ Chad Brown
CHAD BROWN

/s/ Kelley Michael Gale
KELLEY MICHAEL GALE

/s/ John L. Sachs
JOHN L. SACHS

MANAGEMENT TEAM MEMBER:

35 PRATT STREET, LLC

By:	/s/ Charles C. Hinckley
Name: Charles C. Hinckley
Title: Managing Director

BLOCKER SELLER:

NGP ENERGY TECHNOLOGY
PARTNERS II, L.P.

By: NGP ETP II, L.L.C.
Its: General Partner

By:	/s/ Philip J. Deutch
Name: Philip J. Deutch
Title: President

PURCHASERS:

HANNON ARMSTRONG CAPITAL, LLC, a Maryland limited liability company

By:	/s/ Jeffrey W. Eckel
Name: Jeffrey W. Eckel
Title: President and Chief Executive Officer

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC., a Maryland corporation

By:	/s/ Jeffrey W. Eckel
Name: Jeffrey W. Eckel
Title: President and Chief Executive Officer

PRINCIPAL SELLERS:

NORTHWHARF NOMINEES LIMITED

By:	/s/ R. Jennings
Name: R. Jennings
Title: Director

DBD AWCC LLC

By:	/s/ Constantine M. Dakolias
Name: Constantine M. Dakolias
Title: President

NGP TECHNOLOGY PARTNERS II, L.P.
By:	NGP ETP II, L.L.C.
Its:	General Partner

By:	/s/ Philip Deutch
Name: Philip Deutch
Title: President

MANAGEMENT REPRESENTATIVE:

C.C. HINCKLEY COMPANY, L.L.C.

By:	/s/ Charles C. Hinckley
Name: Charles C. Hinckley
Title: President